Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION COPY

CONFIDENTIAL

EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

THIS EXCLUSIVE CHANNEL COLLABORATION AGREEMENT (this “Agreement”) is made and entered into effective as of December 18, 2013 (the “Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and OVASCIENCE, INC., a Delaware corporation having a place of business at 215 First Street, Suite 240, Cambridge, MA  02142 (“OvaScience”).  Intrexon and OvaScience may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Intrexon has expertise in and owns or controls proprietary technology relating to the identification, design and production of genetically modified cells and DNA vectors, and the control of peptide expression; and

WHEREAS, OvaScience desires to become Intrexon’s exclusive channel collaborator in the Field with respect to such technology for the purpose of developing Collaboration Products (as defined herein) for use in the Field, and Intrexon is willing to appoint OvaScience as an exclusive channel collaborator in the Field (as defined herein, and subject to amendments to the definition as permitted herein) under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1                                        “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party.  As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding the foregoing, (i) neither Intrexon nor JV shall be deemed to be an Affiliate of one another, (ii) neither OvaScience nor JV shall be deemed to be an Affiliate of one another, and (ii) Third Security shall be deemed not to be an Affiliate of Intrexon.  In addition, any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Randal J. Kirk or by investment funds managed by Third Security or an affiliate of Third Security shall also be deemed not to be an Affiliate of Intrexon.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.2                                        “Applicable Laws” has the meaning set forth in Section 8.2(d)(xii).

1.3                                        “Applicable Percentage” has the meaning set forth in Section 5.2.

1.4                                        “Authorizations” has the meaning set forth in Section 8.2(d)(xii).

1.5                                        “Channel-Related Program IP” has the meaning set forth in Section 6.1.

1.6                                        “Claims” has the meaning set forth in Section 9.1.

1.7                                        “COGS Savings” means the aggregate amount of COGS directly achieved in connection with the use of Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials to manufacture an Improved Product, determined on the date of first use of such Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials in the manufacture of the Improved Product by subtracting the COGS of the Improved Product from the COGS of the Existing Product.  For purposes of such determination, COGS Savings shall not include the amount of COGS saved in connection with the manufacture of an Improved Product that is attributable to any technology, know-how or materials other than the Intrexon Channel Technology, Intrexon IP, and Intrexon Materials and which was identified, implemented, or selected independent of Intrexon.  OvaScience shall provide written documentation to the JSC identifying, and supplying a supporting calculation reasonably evidencing, any savings amount it believes should be excluded from COGS Savings under the prior sentence, and the actual amount of COGS excluded from COGS Savings will be established by the JSC.  For clarity, the mechanism of the previous sentence for establishing the final amount of any exclusion from COGS Savings is not subject to final decision making authority of the JSC or any other Committee, and if mutual agreement of the Parties cannot be reached any dispute will be resolved in accord with Section 11.2 and any calculation by the Parties of COGS Savings under this Agreement shall be applied consistently to both the Existing Product and the Improved Product.  For purposes of clarity, an example showing how the amount of COGS Savings could be determined is attached hereto as Schedule 1.

1.8                                        “Collaboration Product” means any product in the Field, but not in the JV Field, that is created, produced, developed, or identified during the Term in the conduct of the OPC Program through the use or practice of Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials.

1.9                                        “Combination Product” means a single Collaboration Product that consists of one or more elements that would individually qualify themselves as a Collaboration Product in combination with one or more therapeutically-active ingredients that themselves would not qualify as a Collaboration Product, which combination is sold in a single package or as a unit at a single price (whether in fixed dosage forms or separate dosage forms).

1.10                                 “Committees” has the meaning set forth in Section 2.2(a).

1.11                                 “Commercialize” or “Commercialization” (including derivative forms, such as “Commercializing”) means any activities directed to the marketing (including detailing to

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

medical professions in efforts to increase prescribing preferences), manufacturing, promoting, distributing, importing for sale, offering to sell and/or selling of Collaboration Products.

1.12                                 “Commercial Sale” means for a given Collaboration Product and country in the Territory, the sale for value of that Collaboration Product by OvaScience (or, as the case may be, by an Affiliate or permitted sublicensee of OvaScience), to a Third Party after regulatory approval (if necessary) has been obtained for such Collaboration Product in such country.

1.13                                 “Complementary In-Licensed Third Party IP” has the meaning set forth in Section 3.8(a).

1.14                                 “Confidential Information” means each Party’s confidential Information, disclosed by such Party to the other Party pursuant to this Agreement or any other confidentiality agreement between the Parties, regardless of whether in oral, written, graphic or electronic form. For purposes of clarity, all tangible embodiments of OvaScience Cell Platform Technology shall be Confidential Information of OvaScience and all tangible embodiments of Intrexon Technology shall be Confidential Information of Intrexon.

1.15                                 “Control” means, with respect to any Information, Patent or other intellectual property right, that a Party owns or has a license from a Third Party to such right and has the ability to grant a license or sublicense as provided for in this Agreement under such right without violating the terms of any agreement or other arrangement with any Third Party.

1.16                                 “Costs of Goods Sold” or “COGS” means all Manufacturing Costs that are directly and reasonably attributable to the manufacture of an Existing Product or an Improved Product, as the case may be, in accordance with US GAAP for commercial sale in the countries where such product has been launched.

1.17                                 “Diligent Efforts” means, (a) with respect to the activities of either Party in the conduct of the OPC Program, the efforts and resources comparable to those undertaken by a company in the research-based pharmaceutical industry in pursuing the research and discovery of products that are at a similar stage of development and have similar market potential as the Collaboration Product and (b) with respect to the activities of OvaScience in the development, manufacture or Commercialization of any Collaboration Product the level of efforts and resources reasonably required to diligently develop, manufacture, and/or Commercialize (as applicable) each Collaboration Product, consistent with the efforts and resources a similarly situated company working in the Field would typically devote to a product of similar market potential, profit potential, strategic value and/or proprietary protection, based on market conditions then prevailing.  For purposes of clarity, (a) Diligent Efforts shall be determined on a market-by-market basis for the Collaboration Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting the market(s) involved and (b) it is the expectation of the Parties in determining whether a Party has used Diligent Efforts with respect to a particular task or obligation, that the applicable Party will promptly assign responsibility for such task and consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.18                                 “Equity Agreement” has the meaning set forth in Section 5.1.

1.19                                 “Excess Product Liability Costs” has the meaning set forth in Section 9.3.

1.20                                 “Executive Officer” means: (a) the Chief Executive Officer of a Party, or (b) another senior executive officer of such Party who has been duly appointed by the Chief Executive Officer to act as the representative of the Party to resolve, as the case may be, (i) a Committee dispute, provided that such appointed officer is not a member of the applicable Committee and occupies a position senior to the positions occupied by the applicable Party’s members of the applicable Committee, or (ii) a dispute described in Section 11.1.

1.21                                 “Existing Product” means OvaScience’s autologous germ-line mithochondrial energy transfer product candidate described more fully on Schedule 2 attached hereto and incorporated herein by reference.

1.22                                 “FDA” has the meaning set forth in Section 8.2(d)(xii).

1.23                                 “Field” means the ex vivo differentiation of OPCs into mature, fertilizable oocytes.

1.24                                 “Field Option” has the meaning set forth in Section 2.6.

1.25                                 “Field Infringement” has the meaning set forth in Section 6.3(b).

1.26                                 “FTE” means a number of hours of work set devoted to or in support of the underlying activities with respect to a Collaboration Product that is carried out by one or more employees, contract personnel or consultants of Intrexon as part of the OPC Program, measured in accordance with Intrexon’s customary time allocation practices.

1.27                                 “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs used in such period.

1.28                                 “FTE Rate” means the per annum rate per FTE set for FTEs engaged in the conduct of activities with respect to a Collaboration Product that is carried out by one or more employees, contract personnel or consultants of Intrexon as part of the OPC Program, which rate shall reflect the direct costs for such Intrexon personnel and overheads reasonably allocable to the provision of such activities.  For purposes of clarity, Intrexon shall provide OvaScience with written notice as to the FTE Rate to be used in the conduct of any FTE activities under the OPC Program prior to commencing any such activities.

1.29                                 “Fully Loaded Cost” means all out-of-pocket costs and internal costs incurred by Intrexon (or for its account by an Affiliate or a Third Party) after the Effective Date in accordance with US GAAP in undertaking the activities set forth in the Work Plan as part of the OPC Program and that are attributable to the development of the Collaboration Product as: (a) out-of-pocket costs, which means the actual amounts paid to a Third Party for specific external development activities applicable to the Collaboration Product; or (b) internal labor costs, which means the applicable FTE Costs (the FTE Rate multiplied by the number of FTEs utilized in the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

relevant period on activities under the Work Plan as part of the OPC Program) that are attributable to the development of the Collaboration Product, and internal materials costs, which means direct costs for such Intrexon materials and/or capacities consumed and overheads reasonably allocable to the consumption of such materials and/capacities.  Intrexon may, from time to time but not more than once per calendar year, notify the JSC that the applicable FTE Rate will be adjusted based on changes to Intrexon’s actual fully loaded costs.  Intrexon shall provide the JSC with reasonable documentation indicating the basis for any direct and indirect charges, any allocable overhead, and any such adjustment in the FTE Rate, and any further activities under an applicable Work Plan and/or the OPC Program under the adjusted charges and/or rates shall be subject to budget approval by the JSC.

1.30                                 “Improved Product” means any non-genetically modified autologous germ-line mithochondrial energy transfer product in the Field, but not the JV Field, that (a) is created, produced or identified, in whole or in part, by or on behalf of OvaScience during the Term in the conduct of the OPC Program using Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials and (b) constitutes a change to the formulation or production process of the Existing Product.

1.31                                 “IND Due Date” means the date that is twenty four (24) months after completion of the initial technology transfer from OvaScience to Intrexon in accord with Section 4.9.  The IND Due Date shall be extended automatically on a day-for-day basis to account for any delay that is reasonably determined to be attributable to an OvaScience Delay.

1.32                                 “IND-Enabling Package” means the delivery by Intrexon to OvaScience of the laboratory and animal data deliverables described in the Work Plan in a form and amount reasonably necessary to support the successful filing of an IND by OvaScience with the FDA.

1.33                                 “IND” means an investigational new drug application filed with the FDA, or alternatively an equivalent regulatory filing filed with a regulatory agency in Europe, for a Collaboration Product.

1.34                                 “In-Licensed Program IP” has the meaning set forth in Section 3.9(a).

1.35                                 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical and pre-clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.36                                 “Infringement” has the meaning set forth in Section 6.3(a).

1.37                                 “Intrexon Channel Technology” means any technology, including without limitation the technology embodied in the Intrexon Materials and the Intrexon IP, that is (a) Controlled by Intrexon during the Term, (b) used by Intrexon, or provided by Intrexon for use, in the conduct of the OPC Program and (c) directed towards the design, identification, culturing,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

and/or production of genetically modified cells.  For purposes of clarity, Intrexon’s Channel Technology shall include Intrexon’s proprietary (1) UltraVector® technology (2) LEAPTM technology, (3) DNA and RNA MOD engineering technology, (4) protein engineering technology, (5) transcription control chemistry technology, (6) genome engineering technology, and (7) cell system engineering technology.

1.38                                 “Intrexon Indemnitees” has the meaning set forth in Section 9.2.

1.39                                 “Intrexon IP” means, collectively, the Intrexon Patents and Intrexon Know-How.

1.40                                 “Intrexon Know-How” means all Information (other than Intrexon Patents) that (a) is Controlled by Intrexon during the Term and (b) is (i) used by Intrexon, or provided by Intrexon for use, in the conduct of the OPC Program and/or (ii) reasonably necessary or useful for OvaScience to conduct the OPC Program.  For the avoidance of doubt, Intrexon Know-How shall include any Information (other than Intrexon Patents) that constitutes Channel-Related Program IP.

1.41                                 “Intrexon Materials” means the proprietary apparatuses, software and biomaterials (including genetic code, associated amino acids and gene constructs, and such other proprietary reagents and biological materials including but not limited to plasmid vectors, virus stocks, cells and cell lines, antibodies, and ligand-related chemistry), in each case that are Controlled by Intrexon and used by Intrexon, or provided by Intrexon for use, in the conduct of the OPC Program, regardless of whether such is used and/or provided for use alone or in combination with materials that are not proprietary to Intrexon.

1.42                                 “Intrexon Patents” means all Patents that (a) are Controlled by Intrexon as of the Effective Date or during the Term, and (b) contain one or more claims that cover Intrexon Know-How and/or Channel-Related Program IP.  For the avoidance of doubt, the Intrexon Patents shall include any Patent in the Channel-Related Program IP.  Prior to the Effective Date, Intrexon has provided OvaScience with a listing of all Intrexon Patents existing as of that time that are reasonably expected to be material to the OPC Program.

1.43                                 “Intrexon Trademarks” means those trademarks related to the Intrexon Channel Technology that are established from time to time during the Term by Intrexon for use across its channel partnerships or collaborations, as may be identified by Intrexon from time to time by written notice to OvaScience.

1.44                                 “Inventions” has the meaning set forth in Section 6.1.

1.45                                 “IPC” has the meaning set forth in Section 2.2(b).

1.46                                 “Joint Program Inventions” has the meaning set forth in Section 6.1.

1.47                                 “JSC” has the meaning set forth in Section 2.2(b).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.48                                 “JV” means OvaXon, LLC, a limited liability company formed under the laws of Delaware and having offices at 215 First Street, Suite 240, Cambridge, MA 02142, which limited liability company as of the Effective Date is owned in equal fifty percent (50%) equity shares by Intrexon and OvaScience and was formed for the purpose of pursuing products in the JV Field.

1.49                                 “JV ECC Agreement” means the Exclusive Channel Collaboration Agreement by and between Intrexon and JV of even date herewith.

1.50                                 “JV Field” means: (i) genetic modification of the nuclear genome of human EPC cells for the prevention of inheritable disease in humans or animals; (ii) mitochondrial transfer for the treatment of human or companion animal genetic defects or mutations of mitochondrial or nuclear DNA, in which the mitochondria may be genetically modified or non-genetically modified, and autologous or allogeneic; or (iii) artificial reproduction of food and/or research animals using EPCs, in which the EPCs may be genetically modified or non-genetically modified..  Notwithstanding the foregoing, the JV Field shall not include any human fertility product, and specifically excludes: (a) the Existing Product for use in humans or animals; (b) the ex vivo differentiation of OPCs into mature, fertilizable oocytes for use in humans, wherein such OPCs are not genetically modified; and (c) the in vivo use of OPCs in humans, wherein such OPCs are not genetically modified.

1.51                                 “Losses” has the meaning set forth in Section 9.1.

1.52                                 “Manufacturing Costs” means, with respect to Existing Products or Improved Products, as the case may be, the full-time equivalent costs (determined under a reasonable accounting mechanism to be agreed upon by the Parties) and out-of-pocket costs that OvaScience or any of its Affiliates incur in manufacturing such products, including costs and expenses incurred in connection with (a) the development or validation of any manufacturing process, formulations or delivery systems, or improvements to the foregoing; (b) manufacturing scale-up; (c) in-process testing, stability testing and release testing; (d) quality assurance/quality control development; (e) internal and Third Party costs and expenses incurred in connection with qualification and validation of Third Party contract manufacturers, including scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; (f) packaging development and final packaging and labeling; (g) shipping configurations and shipping studies; (h) direct labor, including management of Third Party manufacturers and suppliers and allocated supervisory costs of non-manufacturing departments (such as quality and regulatory) attributable to the Existing Products or Improved Products in overseeing the conduct of any of the foregoing; (i) an allocation of depreciation of machinery and equipment used in the manufacture of the Existing Products or Improved Products.  “Manufacturing Costs” shall further include: (i) to the extent that any such Existing Product or Improved Product is manufactured by a Third Party manufacturer, the out-of-pocket costs incurred by OvaScience or any of its Affiliates to the Third Party for the manufacture and supply (including packaging and labeling) thereof, and any reasonable out-of-pocket costs and direct labor costs incurred by OvaScience or any of its Affiliates in managing or overseeing the Third Party relationship determined in accordance with the books and records of OvaScience or its Affiliates maintained in accordance with US GAAP; (ii) to the extent that any such Existing Product or Improved

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Product is manufactured by OvaScience or any of its Affiliates, direct material and direct labor costs attributable to such product, as well as reasonably allocable overhead expenses, determined in accordance with the books and records of OvaScience or its Affiliates maintained in accordance with US GAAP including any manufacturing royalties paid to any Third Party and (iii) any other reasonable and customary out-of-pocket costs borne by OvaScience for the testing, transport, customs clearance, duty, insurance and/or storage of the Existing Products or Improved Products.

1.53                                 “Milestone Event” means the first Commercial Sale of a Collaboration Product anywhere in the Territory.

1.54                                 “Net Sales” means revenue, as determined in accordance with US GAAP as consistently applied by the Parties, from sales of Collaboration Products.  In the case of any sale for value, such as barter or counter-trade other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the net sales at which substantially similar quantities of the product are sold for cash in an arm’s length transaction in the relevant country.  For purposes of determining the royalties payable on Combination Products, Net Sales of Collaboration Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/A+B, where A is the average selling price, during the period in question, of all of the collaboration elements (those elements that, if sold separately, would be Collaboration Products) sold separately in the country in which the sale of the Combination Product is made, and B is the average selling price, during the period in question, of all of the other active ingredients and/or components sold separately.  In the event that A or B cannot be determined under the prior sentence, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination Product by the fraction (C-D/D) where C is the average selling price, during the period in question, of the Combination Product in the country in which the sale of the Combination Product is made, and D is the average selling price, when sold separately during the period in question, of all the active ingredients and/or components that themselves would not be a Collaboration Product if sold separately.  In the event that the average selling price for D in accord with the prior sentence cannot be determined, the Parties shall negotiate in good faith an appropriate commercial value for the components in the Combination Product and calculate Net Sales of such Combination Product accordingly, with the goal of establishing a fair price in accord with the principles of this Section 1.54.

1.55                                 “OPC” means a non-embryonic stem cell that is mitotically competent and expresses Vasa, Oct-4, Dazl, Stella, and, optionally a stage-specific embryonic antigen.

1.56                                 “OPC Program” has the meaning set forth in Section 2.1(a).

1.57                                 “OvaScience Delay” means, if Intrexon fails to supply an IND-Enabling Package by the IND Due Date, the number of days by which Intrexon fails to meet the IND Due Date that are reasonably attributable to any failure of OvaScience, or any of Third Party contractor or vendor engaged in accord with a JSC-approved Work Plan, to conduct any activities under the OPC Program included in the Work Plan in timely manner, or any negligent act or omission of OvaScience, or of any Third Party contractor or vendor engaged in accord with a JSC-approved Work Plan, in the conduct of any activities under the OPC Program.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.58                                 “OvaScience Cell Platform Technology” means the proprietary technology Controlled by OvaScience as of the Effective Date (i) relating to OPCs and the therapeutic use of such OPCs in the field of reproductive biology, or (ii) that covers or relates to the development, manufacture, use or sale of the Existing Product.

1.59                                 “OvaScience Indemnitees” has the meaning set forth in Section 9.1.

1.60                                 “OvaScience Independent IP” has the meaning set forth in Section 6.1.

1.61                                 “OvaScience Patents” means all Patents that (i) are Controlled by OvaScience as of the Effective Date or during the Term and (ii) contain one or more claims that cover OvaScience Cell Platform Technology.

1.62                                 “OvaScience Platform Inventions” has the meaning set forth in Section 6.1.

1.63                                 “OvaScience Program Patent” has the meaning set forth in Section 6.2(b).

1.64                                 “OvaScience Termination IP” means any OvaScience Patents and/or OvaScience Cell Platform Technology that OvaScience or any of its Affiliates Controls as of the date of any notice of termination of this Agreement that cover, or is otherwise necessary or useful for, the development, manufacture or commercialization of a Reverted Product.  OvaScience Termination IP does not include OvaScience Independent IP.

1.65                                 “OvaTure Product” means any product or process that is used for the ex vivo differentiation of human OPCs into mature, fertilizable oocytes.

1.66                                 “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.67                                 “Product-Specific Program Patent” means any Intrexon Patent where all the claims are directed to Inventions that solely and specifically cover Collaboration Products.  In the event of a disagreement between the Parties as to whether a particular Intrexon Patent is or is not a Product-Specific Program Patent, the Parties shall seek to resolve the issue through discussions at the IPC; provided that, if the Parties are unable to resolve the disagreement, the issue shall be resolved pursuant to Section 6.1(j) and, if not resolved thereunder, according to Article 11.  Any Intrexon Patent that is subject to such a dispute shall be deemed not to be a Product-Specific Program Patent unless and until (a) Intrexon agrees in writing that such Intrexon Patent is a Product-Specific Program Patent or (b) it is resolved pursuant to the prior sentence that such Intrexon Patent is a Product-Specific Program Patent.

1.68                                 “Product Sublicense” has the meaning set forth in Section 3.2(c).

1.69                                 “Product Sublicensee” has the meaning set forth in Section 3.2(c).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

1.70                                 “Proposed Terms” has the meaning set forth in Section 11.2.

1.71                                 “Prosecuting Party” has the meaning set forth in Section 6.2(c).

1.72                                 “Recovery” has the meaning set forth in Section 6.3(f).

1.73                                 “Retained Product” has the meaning set forth in Section 10.4(a).

1.74                                 “Reverted Product” has the meaning set forth in Section 10.4(c).

1.75                                 “SEC” means the United States Securities and Exchange Commission.

1.76                                 “Superior Therapy” means a therapy in the Field, but not the JV Field, for a given indication that, based on the data then available, (a) demonstrably appears to offer either superior efficacy or safety or significantly lower cost of therapy, as compared with both (i) those therapies that are marketed (either by OvaScience or others) at such time for the same indication and (ii) those therapies that are being actively developed by OvaScience for such indication (including any pipeline Collaboration Products); (b) demonstrably appears to represent a substantial improvement over such existing therapies; and (c) has intellectual property protection and a regulatory approval pathway that, in each case, would not present a significant barrier to commercial development.

1.77                                 “Supplemental In-Licensed Third Party IP” has the meaning set forth in Section 3.9(a).

1.78                                 “Support Memorandum” has the meaning set forth in Section 11.2.

1.79                                 “Technology Access Fee” for the purposes of this Agreement has the meaning as set forth in Section 5.1.

1.80                                 “Term” has the meaning set forth in Section 10.1.

1.81                                 “Territory” means the world.

1.82                                 “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.83                                 “Third Security” means Third Security, LLC.

1.84                                 “US GAAP” means generally accepted accounting principles in the United States.

1.85                                 “Work Plan” has the meaning set forth in Section 2.1(a).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 2

SCOPE OF CHANNEL COLLABORATION; MANAGEMENT

2.1                                        Scope.

(a)                                 Generally.  The general purpose of the channel collaboration described in this Agreement will be to use the Intrexon Channel Technology, Intrexon IP, and/or the Intrexon Materials to research, develop and Commercialize Collaboration Products for use in the Field, but not the JV Field (the “OPC Program”).  As provided below, the JSC shall agree upon the services and activities to be included in each research and development project that is part of the OPC Program (each, a “Project”) and monitor and govern the Projects under a work plan (“Work Plan”).  Either Party may propose other potential Projects in the Field for review and consideration by the JSC and potential incorporation, at the JSC’s discretion, into the current Work Plan as described in Section 2.2 below.

2.2                                        Governance and Committees.

(a)                                 Generally.  The Parties desire to establish several committees (collectively, “Committees”) to oversee the OPC Program and to facilitate communications between the Parties with respect thereto.  Each of such Committees shall have the responsibilities and authority allocated to it in this Article 2.  Each of the Committees shall have the obligation to exercise its authority consistent with the respective purpose for such Committee as stated herein and in the Work Plan and any decisions of the Committees shall be made by the representatives in good faith.

(b)                                 Formation and Purpose.  Promptly following the Effective Date, the Parties shall confer and then create a Joint Steering Committee (“JSC”) and an Intellectual Property Committee (“IPC”).  The JSC shall have authority, subject to Section 2.5 and except as otherwise delegated by this Section 2.2(b) to the IPC, to establish separate Projects for the OPC Program (including separate project plans and budgets, not less than on an annual basis, for such Projects) under the Work Plan, to oversee manufacturing and controls for Collaboration Products, to review and approve all clinical trials and associated regulatory filings and correspondence conducted or made with respect to Collaboration Products under the OPC Program (including reviewing and approving itemized budgets with respect to the foregoing), to establish and approve separate project plans and budgets for commercialization activities for Collaboration Products under the OPC Program and to approve the projects and plans of any subcommittee it establishes consistent with this authority.  The IPC shall have authority, subject to Section 2.5, to evaluate all intellectual property issues and approve associated collaborative activities that may arise in connection with the OPC Program, including the protection of Inventions or Confidential Information, the filing of Patents, the review and approval of agreements with Third Parties that apply to intellectual property rights used in the conduct of the OPC Program (including in licensing of Third Party intellectual property or entering into research agreements that affect intellectual property rights), the establishment or enforcement of controls concerning the dissemination or use of intellectual property (including Intrexon Channel Technology, Intrexon IP, or Intrexon Materials) for the development or manufacturing of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Collaboration Products, and reviewing and approving budgets and action items with respect to the foregoing.

(c)                                  JSC Adopted Work Plan.  The JSC shall meet and confer as soon as practical after the Effective Date to draft, finalize, and adopt the Work Plan for the OPC Program, such Work Plan to be monitored and, as appropriate, amended and/or updated by the JSC on an ongoing basis during the Term.  The Work Plan shall set forth, among other things, the activities approved by the JSC to be undertaken by Intrexon in support of the OPC Program under Section 4.6.

2.3                                        General Committee Membership and Procedure.

(a)                                 Membership.  For each Committee, each Party shall designate an equal number of representatives (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee.  For the JSC, the representatives must all be employees of such Party or an Affiliate of such Party, and for Committees other than the JSC, the representatives must all be employees of such Party or an Affiliate of such Party; provided that each Party may designate for each such other Committee up to one (1) representative who is not an employee if : (i) such non-employee representative agrees in writing to be bound to the terms of this Agreement for the treatment and ownership of Confidential Information and Inventions , and (ii) the other Party consents to the designation of such non-employee representative, which consent shall not be unreasonably withheld.  Each representative as qualified above may serve on more than one (1) Committee as appropriate in view of the individual’s expertise.  Each Party may replace its Committee representatives at any time upon prior written notice to the other Party.  Each Committee shall have a chairperson selected from among the duly appointed representatives; the chairperson of each Committee shall serve for a two-year term and the right to designate a chairperson shall alternate between the Parties, with OvaScience selecting the chairperson first for the JSC, and Intrexon selecting the chairperson first for the IPC. The chairperson of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within a reasonable time thereafter. Each member of the Committee shall have the opportunity to provide comments on the draft minutes.  Draft minutes shall be approved, disapproved and revised as soon as practicable.  Upon approval, final minutes of each meeting shall be circulated to the members of the JSC by the chairperson.

(b)                                 Meetings.  Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months; provided that, both Parties may agree to suspend activities of the IPC until such time as one Party informs the other Party in writing of its desire to reactivate the IPC, at which point the Parties will thereafter schedule and hold the next meeting for the reactivated IPC within one (1) month. Meetings of any Committee may be held in person or by means of telecommunication (telephone, video, or web conferences).  To the extent that a Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with OvaScience selecting the first meeting location for each Committee.  A reasonable number of additional representatives of a Party may attend meetings of a Committee in a non-voting capacity so long as such additional non-voting representatives each either (A) are an employee of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

a Party or an employee an Affiliate of a Party, or (B) are not an employee of either Party (or Affiliates thereof) but prior to attending any such meeting (i) such additional non-voting representative agrees in writing to be bound to the terms of this Agreement for the treatment and ownership of Confidential Information and Inventions (or is bound by law or contractual agreement with such Party consistent with such terms), and (ii) the other Party consents to the attendance of such non-employee additional representative, which consent shall not be unreasonably withheld.  Each Party shall be responsible for all of its own expenses of participating in any Committee.  For clarity, however, if Intrexon employee or agent both (i) serves as a representative on a Committee, and (ii) contributes under the Work Plan by providing labor in the course of Intrexon’s providing of manufacturing or support services under Sections 4.5 and 4.6, Intrexon shall not be prevented from recouping the Fully Loaded Costs otherwise derived from the labor of that employee or agent in the course of providing manufacturing or support services as set forth in Sections 4.5 and 4.6 below to the extent that such Fully Loaded Costs do not include any time such Intrexon representative spent on Committee activities.

(c)                                  Meeting Agendas.  Each Party will disclose to the other Party the proposed agenda items along with appropriate information to be discussed at the meeting at least three (3) business days in advance of each meeting of the applicable Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(d)                                 Limitations of Committee Powers.  Each Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to in writing by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties.  Without limiting the generality of the foregoing, no Committee shall have any power to amend this Agreement.  Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 12.7 below.

2.4                                        Committee Decision-Making.  If a Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Executive Officer of the other Party.  The Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) as promptly as possible to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to the Executive Officers.  If any such dispute is not resolved by the Executive Officers within thirty (30) days after submission of such dispute to such Executive Officers, then the dispute shall be resolved as specified in the applicable subsection below.

(a)                                 Casting Vote at JSC.  If a dispute at the JSC is not resolved pursuant to Section 2.4 above, then the Executive Officer of OvaScience shall have the authority to finally resolve such dispute.

(b)                                 Casting Vote IPC.  If a dispute at the IPC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Intrexon shall have the authority to finally

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

resolve such dispute, provided that such authority shall be shared by the Parties with respect to Product-Specific Program Patents (i.e., neither Party shall have the casting vote on such matters, and any such disputes shall be resolved pursuant to Article 11).

(c)                                  Other Committees.  If any additional Committee or subcommittee other than those set forth in Section 2.2(b) is formed, then the Parties shall, at the time of such formation, agree on which Party shall have the authority to finally resolve a dispute that is not resolved pursuant to Section 2.4 above.

(d)                                 Restrictions. Neither Party shall exercise its right to finally resolve a dispute at a Committee in accordance with this Section 2.4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.

2.5                               Authorization of Committee Representatives.  Each representative serving on a Committee shall be responsible for ensuring that he or she acts only as duly authorized by its respective Party and obtains any advance approvals, delegations, or other authorizations from his or her respective Party in advance of making any Committee votes.

2.6                               Option to Expand Field.  At any time during the Term, OvaScience, at its sole discretion, may opt to expand the Field as set forth in Section 2.6(a) below (the “Field Option”) by sending Intrexon written notice which shall state that OvaScience is executing its option to expand the Field pursuant to this Section 2.6. Immediately upon receipt by Intrexon of such notice and without any further action by either Party under this Agreement, (a) the Field Option will be deemed exercised for purposes of this Agreement, (b) the definition of Field as used in this Agreement will thereafter be deemed to be defined as set forth below in Section 2.6(a), and (c) all rights and obligations of the Parties set forth in this Agreement defined in part by, or with respect to, the Field (including, without limitation, the license rights granted under Section 3.1, the exclusivity obligations imposed by Section 3.5, and the diligence obligations imposed by Section 4.4) will automatically and immediately change such that from the time of such execution forward those rights and obligations will apply to the Field as so-amended.

(a)                                 Upon exercise of the Field Option by OvaScience in accord with Section 2.6 above, the language of Section 1.21 of this Agreement will be struck and replaced with the following language :

“Field” means, irrespective of whether such requires regulatory approval, (i) the ex vivo differentiation of OPCs into mature, fertilizable oocytes and/or (ii) the application of any discoveries made by the Parties during the Term under the prior clause (i)  relating to the production and purification technologies to the improvement of the Existing Product and to provide enhanced

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

production and purification of autologous and non-genetically modified human mitochondria for therapeutic use in conjunction with human in vitro fertilization procedures.

ARTICLE 3

LICENSE GRANTS

3.1                                        Licenses to OvaScience.

(a)                                 Subject to the terms and conditions of this Agreement, Intrexon hereby grants to OvaScience a license under the Intrexon IP (including any rights Intrexon has in Joint Program Inventions), including the right to grant sublicenses as set forth in Section 3.2, to research, develop, use, make, have made, sell, and offer for sale and otherwise Commercialize Collaboration Products in the Field in the Territory.  Such license shall be exclusive (even as to Intrexon) with respect to any development, selling, offering for sale or other Commercialization of Collaboration Products in the Field (and of Improved Products in the Field should the Field Option be exercised by OvaScience), and shall be otherwise non-exclusive.  Notwithstanding the foregoing in this Section 3.1(a), (i) OvaScience acknowledges the grant of rights in the JV Field to JV under the JV ECC Agreement, and (ii) the Parties agree that OvaScience is not granted any rights under this Agreement under the Intrexon IP (including any rights Intrexon has in Joint Program Inventions) in the JV Field to research, develop, use, make, have made, sell, and offer for sale and otherwise Commercialize Collaboration Products in the JV Field in the Territory.

(b)                                 Subject to the terms and conditions of this Agreement, Intrexon hereby grants to OvaScience a non-exclusive, royalty-free license to use and display the Intrexon Trademarks, solely in connection with the Commercialization of Collaboration Products and Improved Products in the promotional materials, packaging, and labeling for Collaboration Products and Improved Products, as provided under and in accordance with Section 4.8.

3.2                                        Sublicensing.  Except as provided in this Section 3.2, OvaScience shall not sublicense the rights granted under Section 3.1 to any Third Party, or transfer the Intrexon Materials to any Third Party, or otherwise grant any Third Party the right to research, develop, use, or Commercialize Collaboration Products or use or display the Intrexon Trademarks, in each case except with Intrexon’s written consent, which written consent may be withheld in Intrexon’s sole discretion.  Notwithstanding the foregoing, OvaScience (and its Product Sublicensees only to the extent explicitly set forth in Section 3.2(a) below) shall have a right to sublicense the rights granted under Section 3.1 under the circumstances described in Sections 3.2(a) through 3.2(c).

(a)                                 OvaScience may transfer, to the extent reasonably necessary and after providing Intrexon with reasonable advance notice thereof, Intrexon Materials that are or express Collaboration Products or components thereof to a Third Party contractor performing contract manufacturing responsibilities for Collaboration Products, and may in connection therewith grant limited sublicenses necessary to enable such Third Party to perform such activities.  If OvaScience transfers any Intrexon Materials under this Section 3.2(a), OvaScience will include in the agreement executed with each such Third Party contractor restrictions on the use and

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

transfer of such Intrexon Materials and Intrexon IP by the Third Party contractor consistent with the restrictions under the provisions of Articles 6 and 7 of this Agreement.  A Product Sublicensee of OvaScience may transfer, to the extent reasonably necessary and upon the consent of Intrexon, which consent shall not be unreasonably withheld, Intrexon Materials that are or express ingredients for the Collaboration Product sublicensed by the Product Sublicensee to a Third Party contractor performing on behalf of that Product Sublicensee contract manufacturing responsibilities for Collaboration Products, and may in connection therewith grant limited sublicenses to the extent necessary to enable such Third Party to perform such activities.  OvaScience will include in the agreement executed with each such Third Party contractor a provision that provides that if any Product Sublicensee transfers any Intrexon Materials under this Section 3.2(a), that such Product Sublicensee, after obtaining Intrexon’s consent, will take commercially reasonable steps, including contractually obligating any such Third Party contractors, to ensure that the rights of Intrexon in and to the Intrexon Materials and Intrexon IP and under the provisions of Articles 6 and 7 of this Agreement are not violated by any Third Party contractors of such Product Sublicensees.

(b)                                 OvaScience may, upon written notice to Intrexon, sublicense the rights granted under Section 3.1 to an Affiliate, or transfer the Intrexon Materials to an Affiliate, or grant an Affiliate the right to display the Intrexon Trademarks, such rights to be effective only for so long as such Affiliate remains an Affiliate of OvaScience.  In the event that OvaScience provides such written notice to Intrexon, OvaScience shall remain responsible for the performance by any such Affiliate and shall cause such Affiliate to comply with the provisions of this Agreement in connection with such performance (as though such Affiliate were OvaScience), including any payment obligations owed to Intrexon hereunder.

(c)                                  OvaScience may grant a sublicense of the rights granted under Section 3.1 (and not including a right to sublicense under this Section 3.1(c)) to a Third Party licensee of any Collaboration Product that would qualify as a Retained Product under any of the criteria set forth in Section 10.4 (a) (a “Product Sublicensee”) to the extent necessary to permit such Third Party to research, develop, use, import, export, make, have made, sell, and offer for sale that Collaboration Product (a “Product Sublicense”), provided, that (i) such Product Sublicense is expressly limited to the appropriate Collaboration Product, (ii) such Product Sublicense does not grant the Product Sublicensee any rights to Intrexon IP other than as incorporated into the Collaboration Product at the time of the Product Sublicense, (iii) such Product Sublicense does not purport to relieve OvaScience of any of its obligations under this Agreement, (iv) the Product Sublicensee agrees in writing, in a document in form reasonably acceptable to Intrexon, to abide by the following provisions of this Agreement: Sections 3.1, 3.3-3.6, 3.8, 3.10, and 3.11 and Articles 6, 7, and 10), and (v) the form of Product Sublicense, containing all material terms, is presented to the JSC by OvaScience before execution by OvaScience and the prospective Product Sublicensee for the purpose of allowing the JSC to reasonably review and comment upon the terms and scope of the Product Sublicense agreement before execution; provided, that, such right to review and comment shall not limit OvaScience’s right to enter into any such Product Sublicense to the extent that such Product Sublicense complies with the terms of this Section 3.2(c).  Intrexon shall not unreasonably withhold its consent with regard to any requests by OvaScience to combine multiple Collaboration Products (or a line of such Collaboration Products) into a single combined license with a Product Sublicensee.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

3.3                                        Limitation on Sublicensees.  Except for the rights with regard to Field Infringement set forth in Section 6.3(b) (and subject to the provisions of Sections 6.3(e) and 6.3(f)), none of the enforcement rights under the Intrexon Patents that are granted to OvaScience pursuant to Section 6.3 shall be transferred to, or exercised by, a Product Sublicensee except with Intrexon’s prior written consent, which Intrexon shall not unreasonably withhold.

3.4                                        No Non-Permitted Use.  OvaScience hereby covenants that it shall not, nor shall it permit any Affiliate or, if applicable, (sub)licensee, to, use or practice, directly or indirectly, any Intrexon IP, Intrexon Channel Technology, or Intrexon Materials for any purposes other than those expressly permitted by this Agreement.

3.5                                        Exclusivity.

(a)                                 Neither Intrexon nor its Affiliates shall grant any license or other rights to, or otherwise make available to any Third Party, any technology or Patents Controlled by Intrexon or any of its Affiliates, including the Intrexon Channel Technology or Intrexon Materials, for the purpose of developing or commercializing products in the Field (except as set forth in Section 3.2), and neither Intrexon nor any Affiliate shall pursue or conduct (either by itself or with a Third Party or Affiliate or for the benefit of, or sponsored by any Third Party) the research, development or Commercialization of any product for purpose of commercial use or sale in the Field, outside of the OPC Program. Notwithstanding the foregoing, it shall not be a violation of this Section 3.5(a) (i) for Intrexon to execute the JV ECC Agreement contemporaneously herewith, including granting a license in the in the JV Field to JV thereunder, and/or (ii) for Intrexon to participate in the business operations of JV according to Intrexon’s rights therein as an equity holder, or to collaborate with JV with regard to the research, development, and Commercialization of products in the JV Field.

(b)                                 Neither OvaScience nor its Affiliates shall pursue or conduct (either by itself or with a Third Party or Affiliate or for the benefit of, or sponsored by any Third Party) outside of the OPC Program the research, development or Commercialization of any product for purpose of commercial use or sale in the Field where such products would compete with Collaboration Products (and/or Improved Products, to the extent applicable following execution of the Field Option).  Notwithstanding the foregoing sentence, OvaScience may utilize academic and non-profit Third Parties for the pre-clinical and clinical development of any product, including Collaboration Products, to the extent consistent with Articles 6 and 7 of this Agreement.  For the avoidance of doubt, (A) OvaScience may pursue and conduct the development and implementation of manufacturing changes designed to reduce the COGS of the Existing Product outside of the OPC Program (i) prior to execution of the Field Option, and (ii) after execution of the Field Option so long as such pursuit and conduct does not utilize Inventions or Intrexon IP, or otherwise utilize Third Party genetic or cell processing technology in lieu of using Intrexon Channel Technology and (B) it shall not be a violation of any provision of this Section 3.5 for OvaScience to contract with or otherwise employ a Third Party JSC-approved contractor in lieu of Intrexon for activities described in a Work Plan if OvaScience reasonably concludes that (i) Intrexon cannot meet and will materially exceed the IND Due Date, and (ii) pursuing the development with such Third Party will deliver an IND-Enabling Package materially faster than with Intrexon.  Notwithstanding the foregoing, it shall not be a

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

violation of this Section 3.5(b) (i) for OvaScience to license Patents and intellectual property it Controls to JV for use within the JV Field, and/or (ii) for JV to participate in the business operations of JV according to OvaScience’s rights therein as an equity holder or to collaborate with JV with regard to the research, development, and Commercialization of products in the JV Field.

3.6                                        Off Label Use.  For purposes of clarity, (a) the use by direct or indirect purchasers or other users of Collaboration Products or Improved Products outside the Field (an “off label use”) shall not constitute a breach by OvaScience of the terms of Section 3.4 , provided that neither OvaScience nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted Collaboration Products or Improved Products for such off-label use; and (b) an “off-label use by any direct or indirect purchasers or other users of products sold by Intrexon, an Intrexon Affiliate, or a Third Party sublicensee, collaborator, or partner of Intrexon shall not constitute a breach by Intrexon of the terms of Section 3.4, provided that neither Intrexon nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted such products for such off-label use.

3.7                                        No Prohibition on Intrexon.  Except as explicitly set forth in Sections 3.1 and 3.4, nothing in this Agreement shall prevent Intrexon from practicing or using the Intrexon Materials, Intrexon Channel Technology, and Intrexon IP for any purpose, and to grant to Third Parties the right to do the same.  Without limiting the generality of the foregoing, OvaScience acknowledges that Intrexon has all rights, in Intrexon’s sole discretion, to make the Intrexon Materials, Intrexon Channel Technology (including any genetic materials used in a Collaboration Product), and Intrexon IP available to Third Party channel partners or collaborators for use in fields outside of the Field.

3.8                                        Rights to Clinical and Regulatory Data.  OvaScience shall own and control all clinical and pre-clinical data and regulatory filings relating to Commercialization of Collaboration Products and Improved Products during the Term.  OvaScience shall provide (or shall cause an applicable Product Sublicensee to provide) to Intrexon at Intrexon’s reasonable request and upon OvaScience’s consent (which consent shall not be unreasonably denied, delayed, or conditioned)  copies of all clinical and non-clinical data and reports, regulatory filings, and communications from regulatory authorities that relate specifically and solely to Intrexon IP that is included in Collaboration Products.  To the extent that there exist any clinical and non-clinical data and reports, regulatory filings, and communications from regulatory authorities owned by OvaScience (or a Product Sublicensee) that relate to Intrexon IP, OvaScience shall provide (or shall cause an applicable Product Sublicensee to provide) to Intrexon copies of the portions of such data, reports, filings, and communications that relate specifically and solely to Intrexon IP.  Subject to Section 3.1 and Section 3.5, Intrexon shall be permitted, directly or in conjunction with or through partners or other channel collaborators, to reference any such data, reports, filings, and communications relating specifically and solely to Intrexon IP in regulatory filings made to obtain regulatory approval for (i) products for use in fields outside the Field, and/or (ii) products of JV for use only in the JV Field. Intrexon shall have the right to provide a written request to OvaScience to use any such information in developing and Commercializing products outside the Field, or products in the JV Field, and to license any Third Parties to do so and OvaScience shall not unreasonably refuse any such request

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

provided that OvaScience reasonably determines that the proposed use by Intrexon will not adversely affect OvaScience’s ongoing business.  Notwithstanding the provisions of this Section 3.7, Intrexon shall not, outside of the OPC Program, utilize any OvaScience clinical and non-clinical data or reports in support of obtaining regulatory approval for a product for use in the Field or for a product that would compete with Collaboration Products in the Field.

3.9                                        Third Party Licenses.

(a)                                 [***] shall obtain, [***], any licenses from Third Parties that are required in order to practice the Intrexon Channel Technology in the Field to the extent reasonably necessary for Intrexon to conduct genetic and cell engineering and related analytic activities under JSC established plans for the OPC Program (but specifically excluding intellectual property directed to any specific target genes, genetic transformation methodologies, cell lines, active pharmaceutical ingredients or chemical intermediates thereof, or processes or methods for commercially manufacturing Collaboration Products or Improved Products, or to any methods of treating humans with OPCs or OPC derived cells in the Field) (“Supplemental In-Licensed Third Party IP”).  Other than with respect to Supplemental In-Licensed Third Party IP, [***] shall be solely responsible for obtaining, [***], any licenses from Third Parties that [***] determines, in its sole discretion, are required in order to lawfully make, use, sell, offer for sale, or import Collaboration Products (“Complementary In-Licensed Third Party IP”).  Supplemental In-Licensed Third Party IP and Complementary In-Licensed Third Party IP are collectively referred to as “In-Licensed Program IP”.

(b)                                 In the event that either Party desires to license from a Third Party any Supplemental In-Licensed Third Party IP or Complementary In-Licensed Third Party IP, such Party shall so notify the other Party, and the IPC shall discuss such In-Licensed Program IP and its applicability to the OPC Program and/or the development and Commercialization of Collaboration Products for use in the Field.  As provided above in Section 3.9(a), [***] shall have the sole right and responsibility to pursue a license to rights under Supplemental In-Licensed Third Party IP, and [***] hereby covenants that it shall not during the Term directly license such Supplemental In-Licensed Third Party IP ; provided, that, [***]  shall have the right (but shall not be obligated to) obtain such a license directly if the Third Party owner or licensee of such Supplemental In-Licensed Third Party IP brings an infringement action against [***] or its Affiliates or threatens to bring such action and, after written notice to [***] of such action, [***] fails to obtain a license to such Supplemental In-Licensed Third Party IP within ninety (90) days after such notice.  Following the IPC’s discussion of any Complementary In-Licensed Third Party IP, subject to Section 3.9(c), [***] shall have the right to pursue a license under any Complementary In-Licensed Third Party IP, at [***].  For the avoidance of doubt, [***] may at any time obtain a license under Complementary In-Licensed Third Party IP to use with any product that is not a Collaboration Product and/or for use outside the Field, at [***]; provided, that, if [***] decides to seek to obtain such a license, it shall use reasonable efforts to coordinate its licensing activities in this regard with [***].

(c)                                  [***] shall provide the proposed terms of any license under Complementary In-Licensed Third Party IP and the final version of the definitive license agreement for any Complementary In-Licensed Third Party IP to the IPC for review and

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

discussion prior to signing, and shall consider [***] comments thereto in good faith; provided, that, [***] (i) shall have the sole right to negotiate and execute agreements for any such Complementary In-Licensed Third Party IP and (ii) shall ensure that the terms of such license are not in conflict the terms of this Agreement with respect to the treatment and ownership of, and rights under, Confidential Information and intellectual property (including Inventions) of the Parties and developed under the OPC Program.  To the extent that [***] obtains a license under Complementary In-Licensed Third Party IP, [***] shall provide the final version of the definitive license agreement for such Complementary In-Licensed Third Party IP to the IPC.  Any Party that is pursuing a license to any In-Licensed Program IP with respect to the Field under this Section 3.9 shall keep the other Party reasonably informed of the status of any negotiations relating thereto. For purposes of clarity, (i) any costs incurred by [***] in obtaining and maintaining licenses to Supplemental In-Licensed Third Party IP shall be borne solely by [***], and (ii) any costs incurred by [***] in obtaining and maintaining licenses to Complementary In-Licensed Third Party IP (and, to the limited extent provided in subsection (b), Supplemental In-Licensed Third Party IP) shall be borne solely by [***].

(d)                                 For any Third Party license under which OvaScience or its Affiliates obtain a license under Patents claiming material inventions or know-how specific to or used or incorporated into the development, manufacture, and/or Commercialization of Collaboration Products, OvaScience shall use commercially reasonable efforts, but shall not be obligated, if requested by the JSC , to ensure that OvaScience will have the ability, pursuant to Section 10.4(h), to assign such agreement to Intrexon or grant a sublicense to Intrexon thereunder (having the scope set forth in Section 10.4(h)).

(e)                                  The licenses granted to OvaScience under Section 3.1 may include sublicenses under Intrexon IP that has been licensed to Intrexon by one or more Third Parties.  Any such sublicenses are subject to the terms and conditions set forth in the applicable upstream license agreement, subject to the cost allocation set forth in Section 3.9(c), provided that Intrexon shall disclose in writing to OvaScience all of such terms and conditions that are applicable to OvaScience.  OvaScience shall not be responsible for complying with any provisions of such upstream license agreements unless, and to the extent that, such provisions have been disclosed to OvaScience as provided in the preceding sentence.

(f)                                   If either Party receives notice from a Third Party concerning activities of a Party taken in conjunction with performance of obligations under this Agreement, which notice alleges infringement by a Party of, or offers license under, Patents or other intellectual property rights owned or controlled by that Third Party, the receiving Party shall inform the other Party thereof as promptly as practicable.

3.10                                 Licenses to Intrexon.  Subject to the terms and conditions of this Agreement, OvaScience hereby grants to Intrexon a non-exclusive, fully-paid, royalty-free license, under the OvaScience Cell Platform Technology and the OvaScience Patents Controlled by OvaScience solely to the extent necessary for Intrexon to conduct those activities assigned to it as part of the OPC Program as set forth in a Work Plan approved by the JSC , which license shall be sublicensable solely to Intrexon’s Affiliates, to any Intrexon Third Party subcontractors as

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

permitted in accord with Section 4.5 or as otherwise permitted to be used by Intrexon in conjunction with support services under Section 4.5 (subject to JSC research plan approval).

3.11                                 Restrictions Relating to Intrexon Materials.  OvaScience and its permitted sublicensees shall use the Intrexon Materials solely for purposes of the OPC Program as set forth in JSC-approved plans and as contemplated by the license granted in Section 3.1 and not for any other purpose without the prior written consent of Intrexon.  With respect to the Intrexon Materials comprising Intrexon’s vector assembly and cell processing technology, OvaScience shall not, and shall ensure that OvaScience personnel do not, and shall include in any agreement with Third Party permitted sublicensees a covenant that shall provide that such sublicensees shall not, except as otherwise permitted in this Agreement (a) distribute, sell or otherwise transfer such Intrexon Materials to any Third Party; (b) co-mingle such Intrexon Materials with any other proprietary biological or chemical materials without Intrexon’s written consent; or (c) analyze such Intrexon Materials or in any way attempt to reverse engineer or sequence such Intrexon Materials.

ARTICLE 4

OTHER RIGHTS AND OBLIGATIONS

4.1                                        Development and Commercialization. Subject to Sections 4.5 and 4.6, OvaScience shall be solely responsible for the development and Commercialization of Collaboration Products and Improved Products.  OvaScience shall be responsible for all costs incurred in connection with the OPC Program to the extent included in a Work Plan approved by the JSC, except that Intrexon shall be responsible for the following:  (a) costs of establishing manufacturing capabilities and facilities in connection with Intrexon’s manufacturing obligation under Section 4.5 (provided, however, that Intrexon may include an allocable portion of such costs, through depreciation and amortization, when calculating the Fully Loaded Cost of manufacturing a Collaboration Product or Improved Product, to the extent such allocation, depreciation, and amortization is permitted by US GAAP, it being recognized that the majority of non-facilities scale-up costs cannot be capitalized and amortized under US GAAP); (b) costs of basic research with respect to the Intrexon Channel Technology and Intrexon Materials (i.e., platform improvements) but, for clarity, excluding research described in Section 4.6 or research requested by the JSC for the development of a Collaboration Product or an Improved Product (which research costs shall be reimbursed by OvaScience); (c) [***]; and (d) costs of filing, prosecution and maintenance of Intrexon Patents.  The costs encompassed within clause (a) of the previous sentence shall include the scale-up of Intrexon Materials for generating data for regulatory approval submissions and Commercialization of Collaboration Products undertaken pursuant to Section 4.5, which shall be at Intrexon’s cost whether it elects to conduct such efforts internally or through Third Party contractors retained by either Intrexon or OvaScience (with Intrexon’s consent).

4.2                                        Information and Reporting.  OvaScience will keep Intrexon reasonably informed about OvaScience’s efforts to develop and Commercialize Collaboration Products and Improved Products, by providing Intrexon with reasonable and accurate summaries of OvaScience’s (and its Affiliates’ and, if applicable, (sub)licensees’) development plans (as

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

updated), including preclinical, clinical and regulatory plans, marketing plans (as updated), progress towards meeting the goals and milestones in such plans and explanations of any material deviations, significant developments in the development and/or Commercialization of the Collaboration Products and Improved Products, including the initiation or completion of clinical trials, submission of United States or international regulatory filings, receipt of responses to such United States or international regulatory filings, clinical safety events, receipt of Regulatory Approvals, or commercial launches with respect to Collaboration Products and Improved Products.  Intrexon will keep OvaScience reasonably informed about Intrexon’s efforts (a) to establish manufacturing capabilities and facilities for Collaboration Products and Improved Products (and Intrexon Materials relevant thereto) and otherwise perform its manufacturing responsibilities under Section 4.6 and (b) to undertake discovery-stage research for the OPC Program with respect to the Intrexon Channel Technology and Intrexon Materials by providing OvaScience with reasonable and accurate summaries of Intrexon’s (and its Affiliates’ and, if applicable, (sub)licensees’) plans (as updated) established with respect to such manufacturing capabilities and facilities for Collaboration Products and Improved Products and/or discovery-stage research for the OPC Program, including progress towards meeting the goals and milestones in such plans and explanations of any material deviations, significant developments in the development of such manufacturing capabilities and facilities for Collaboration Products and Improved Products and/or discovery-stage research.  Unless otherwise provided herein or directed by the JSC in accord with Section 4.2 above, such disclosures by OvaScience and Intrexon will be coordinated by the JSC and made in connection with JSC meetings at least once every six (6) months while Collaboration Products and Improved Products are being developed or Commercialized, and shall be reflected in the minutes of such meetings.

4.3                                        Regulatory Matters.  At all times after the Effective Date, OvaScience shall own and maintain, at its own cost, all regulatory filings and regulatory approvals for Collaboration Products and Improved Products that OvaScience is developing or Commercializing pursuant to this Agreement.  OvaScience shall be responsible for reporting all adverse events related to such Collaboration Products and Improved Products to the appropriate regulatory authorities in the relevant countries, in accordance with the applicable laws and regulations of such countries.  To the extent that Intrexon develops, itself or in collaboration with other third parties, Intrexon Materials for use outside of the Field or for use in the JV Field with JV, Intrexon may request that OvaScience and Intrexon negotiate a separate safety data exchange agreement to address and govern the timely exchange of safety information generated by OvaScience, Intrexon, and relevant third parties with respect to specific Intrexon Materials; provided, that, OvaScience shall be under no obligation to enter into any such agreement.  The decision to list or not list Patents in any regulatory filing for a Collaboration Product (for example, as required by 21 C.F.R. § 314.53(b)), add or delete a Patent from a regulatory filing, or to otherwise identify a Patent to a third party in compliance with laws or regulations relating to regulatory approvals (for example, in compliance with 42 U.S.C. § 262(a)(1)(A)(k) et seq.) shall be determined by mutual agreement of the Parties, after good faith consultation.  To the extent that there is a dispute regarding the same, then the final determination regarding any Patent shall be left up to the Party having ownership of that Patent.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

4.4                                        Diligence.

(a)                                 OvaScience shall use, and shall include in any Third Party sublicense permitted under this Agreement a covenant that shall provide that such sublicensee shall, use, Diligent Efforts to develop and Commercialize Collaboration Products and Improved Products.  Intrexon shall use Diligent Efforts to perform any Work Plan support services set forth in Section 4.6.

(b)                                 Without limiting the generality of the foregoing, Intrexon may, from time to time, notify OvaScience that it believes it has identified a Superior Therapy, and in such case Intrexon shall provide to OvaScience its then-available information about such therapy and reasonable written support for its conclusion that the therapy constitutes a Superior Therapy.  OvaScience shall have the following obligations with respect to such proposed Superior Therapy:  (i) within sixty (60) days after such notification, OvaScience shall prepare and deliver to the JSC for review and approval a development plan detailing how OvaScience will pursue the Superior Therapy (including a proposed budget); (ii) OvaScience shall revise the development plan as directed by the JSC; and (iii) following approval of the development plan by the JSC, OvaScience shall use Diligent Efforts to pursue the development of the Superior Therapy under the OPC Program in accordance with such development plan.  To the extent that Intrexon has in fact identified a Superior Therapy, Intrexon shall have the termination right set forth in Section 10.2(c) (subject to the final sentence of this Section 4.4(b) and the limitation set forth therein) if OvaScience fails to comply with the foregoing obligations (i)-(iii), or if OvaScience unreasonably exercises its casting vote at the JSC to either (x) prevent the approval of a development plan for a Superior Therapy; (y) delay such approval more than sixty (60) days after delivery of the development plan to the JSC; or (z) approve a development plan that is insufficient in view of the nature and magnitude of the opportunity presented by the Superior Therapy.  For clarity, (i) any dispute arising under this 4.4, including any dispute as to whether a project proposed by Intrexon in fact constitutes a Superior Therapy (as with any other dispute under this Agreement) shall be subject to dispute resolution in accordance with Article 11, and (ii) Intrexon shall have no right to terminate this Agreement pursuant to Section 10.2(c), and the cure period provided in Section 10.2(c) shall be stayed, during the period any such dispute is subject to such dispute resolution process.

(c)                                  The activities of OvaScience’s Affiliates and any permitted sublicensees shall be attributed to OvaScience for the purposes of evaluating OvaScience’s fulfillment of the obligations set forth in this Section 4.4.

4.5                                        Manufacturing.  Intrexon shall have the option and, in the event it so elects, shall use Diligent Efforts, to perform any manufacturing activities in connection with the OPC Program that relate to the Intrexon Materials or bulk quantities of other components of Collaboration Products or Improved Products, either itself or through the use of a suitable Third Party contract manufacturer.  To the extent that Intrexon so elects, OvaScience and Intrexon shall negotiate and execute a separate manufacturing and supply agreement, which agreement will establish and govern the production, quality assurance, and regulatory activities associated with manufacture of Intrexon Materials or bulk quantities of other components of Collaboration Products or Improved Products.  Except as provided in Section 4.1, any manufacturing undertaken by Intrexon pursuant to the preceding sentence shall be performed in exchange for cash payments equal to Intrexon’s Fully Loaded Cost in connection with such manufacturing, on

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

terms to be negotiated by the Parties in good faith.  In the event that Intrexon does not elect to manufacture Intrexon Materials or bulk quantities of other components of Collaboration Products or Improved Products, then (a) Intrexon shall provide written notice of same to OvaScience, (b) the Parties will, through the JSC, develop a written work plan (the “Technology Transfer Work Plan”) describing the activities (the “Technology Transfer Activities”) to be performed by Intrexon to implement the transfer to OvaScience or a contract manufacturer selected by OvaScience of all Information Controlled by Intrexon that is (i) related to the manufacturing of such Intrexon Materials or bulk qualities of other components of Collaboration Products for use in the Field (but not pertaining solely to the JV Field) and (ii) reasonably necessary to enable OvaScience or such contract manufacturer (as appropriate) for the sole purpose of manufacturing such Intrexon Materials or bulk quantities of other components of Collaboration Products, which may include providing OvaScience and/or such Third Party with the training, documentation and other information relating to the manufacturing of such Intrexon Materials or bulk qualities of other components of Collaboration Products for use in the Field and making appropriately trained personnel available for consultation and advice upon the reasonable request of OvaScience and/or such Third Party to the extent reasonably necessary to enable OvaScience and/or such Third Party to manufacture such Intrexon Materials or bulk qualities of other components of Collaboration Products for use in the Field and (c) Intrexon shall promptly undertake the Technology Transfer Activities.  The costs and expenses incurred by Intrexon in carrying out such Technology Transfer Activities shall be borne by OvaScience.  Any manufacturing Information transferred hereunder to OvaScience or its contract manufacturer shall not be further transferred to any Third Party, including any Product Sublicensee, or any OvaScience Affiliate without the prior written consent of Intrexon; provided, however, that Intrexon shall not unreasonably withhold such consent if necessary to permit OvaScience to switch manufacturers.

4.6                                        Support Services.

(a)                                 The JSC will meet promptly following the Effective Date and prepare and approve the initial Work Plan under which Intrexon will provide support services to OvaScience for the research and development of Collaboration Products (and, to the extent OvaScience exercises the Field Option, Improved Products) under the OPC Program, which initial Work Plan may be amended from time to time by the JSC.  The Work Plan shall set forth activities and deliverables to be achieved on or before the IND Due Date) and shall include the timelines, estimated costs (including a detailed budget that shall include all estimated Fully Loaded Costs).  OvaScience will compensate Intrexon for services under this Section 4.6 with cash payments equal to Intrexon’s Fully Loaded Cost in accord with the Work Plan.  Additionally, from time to time, on an ongoing basis, OvaScience may request, or Intrexon may propose, that Intrexon perform certain additional services with respect to researching and developing new Collaboration Products or improving the manufacturing or processing methods for the Existing Product to produce Improved Products. If either Party proposes that Intrexon perform additional Services, not specifically provided for in the applicable Work Plan, Intrexon shall prepare a draft revised Work Plan describing in reasonable detail the nature of such additional Services, and submit such revised Work Plan to the JSC for its review and written approval.  To the extent that the Parties mutually agree that Intrexon should perform such additional services, it is understood that

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Intrexon would be compensated for such additional services by cash payments equal to Intrexon’s Fully Loaded Cost in connection with such services.

(b)                                 OvaScience shall not be obligated to pay to Intrexon for the conduct of any support services provided under this Section 4.6 any amounts that exceed by more than [***] percent ([***]%) the budget specifically allocated for the applicable activities in the associated JSC-approved budget under the Work Plan, unless (a) the JSC shall amend the Work Plan and associated budget to accommodate any material overage, or (b) OvaScience otherwise agrees in writing to pay the amounts in material excess to Intrexon.  In the event that, in performance under the Work Plan, Intrexon determines that the JSC-approved budget is in some way insufficient to complete performance of the tasks under the Work Plan, it will notify the JSC as soon as practical after determining such, providing sufficient detail to enable the JSC to promptly review the budget insufficiency and revise the Work Plan and associated budget.  The JSC (i) shall confer and/or meet (including electronically) as soon as practical after receiving such notice from Intrexon to consider amending the Work Plan, and (ii) shall use best efforts to provide a final decision regarding whether, and (if so) how, to amend the Work Plan and associated budget in order to expand the budget and/or minimize the activities under the Work Plan to reconcile budget with the then-current expectations and projections for expenditures under the Work Plan.  Intrexon may discontinue performance under a Work Plan if continuing under the Work Plan to the extent continuing would cause Intrexon to exceed by more than [***] percent ([***]%) the applicable budget, such discontinuance being permissible until such time as the JSC, with the consent of OvaScience, has amended the Work Plan to redress the issue in accord with this Section 4.6(b).  To the extent that the inability of the JSC to approve an amended Work Plan and/or associated budget causes Intrexon to materially discontinue performance under the Work Plan toward producing the IND-Enabling Package, any number of days of discontinuance by Intrexon until JSC approval for amendment is actually granted exceeding [***] business days from Intrexon’s notice under this Section 4.6(b) shall be includable in the determination of OvaScience Delay.

4.7                                        Compliance with Law.  Each Party shall comply, and shall ensure that its Affiliates, comply, and shall include in any agreement with any permitted Third Party sublicensee or subcontractor a covenant that shall provide that such Third Party shall comply with, all applicable laws, regulations, and guidelines applicable to the OPC Program, including without limitation those relating to the transport, storage, and handling of Intrexon Materials and Collaboration Products, and Improved Products.

4.8                                        Trademarks and Patent Marking.  OvaScience shall ensure that the packaging, promotional materials, and labeling for Collaboration Products and Improved Products, shall carry as appropriate the applicable Intrexon Trademark(s), as required by and/or in compliance with applicable laws and regulations.  Consistent with the U.S. patent laws, OvaScience shall ensure that Collaboration Products and Improved Products, or their respective packaging or accompanying literature as appropriate, bear applicable and appropriate patent markings for Intrexon Patent numbers.  OvaScience shall provide the IPC (or, after termination, Intrexon) with representative samples of all products, product packaging, literature, brochures, signs, and advertising materials prepared by OvaScience which bear, display, or include any reference to the Intrexon Trademarks or patent markings prior to using or disseminating such

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

materials.  OvaScience acknowledges Intrexon’s sole ownership of the Intrexon Trademarks and agrees not to take any action inconsistent with such ownership.  OvaScience covenants that it shall not use any trademark confusingly similar to any Intrexon Trademarks in connection with any products (including any Collaboration Product or Improved Product. OvaScience shall comply with reasonable policies provided in writing by Intrexon from time-to-time to maintain the goodwill and value of the Intrexon Trademarks.

4.9                                        Technology Transfer by OvaScience.  As soon as practical following the approval of the original Work Plan by the JSC, OvaScience will provide Intrexon with any Information and proprietary materials Controlled by OvaScience and described in the Work Plan to the extent required for Intrexon to perform its obligations under the Work Plan. For purposes of determining the IND Due Date, the completion of the initial technology transfer from OvaScience to Intrexon shall be considered to have occurred at such time when OvaScience has transferred sufficient Information and proprietary materials under its Control to enable Intrexon to initiate its performance under the Work Plan, and, in any event, no later than [***] ([***]) months from the Effective Date.  For clarity, failures of OvaScience to provide necessary materials, information, or technology required by Intrexon for timely performance and completion of its obligations under the Work Plan shall be eligible for inclusion in any determination of OvaScience Delay (to the extent such failures otherwise would qualify under Section 1.58) irrespective of whether such failure occurs after the completion of the initial technology transfer from OvaScience under the prior sentence.

ARTICLE 5

COMPENSATION

5.1                                        Technology Access Fee.  In [***] consideration for OvaScience’s appointment as an exclusive channel collaborator in the Field and the other rights granted to OvaScience hereunder, OvaScience shall pay to Intrexon a total payment of five million United States dollars ($5,000,000) (the “Technology Access Fee”), which shall be payable in two installments of equal amounts.  The first installment payment shall be paid by OvaScience in common stock of OvaScience and the second installment payment shall be paid by OvaScience in cash.  For the first installment of the Technology Access Fee, the payment in common stock of OvaScience shall be due and made in accordance with the terms and conditions of the Stock Issuance Agreement, each by and between the Parties and of even date herewith (collectively, the “Equity Agreement”).  For the second installment of the Technology Access Fee, the cash payment shall be due on the one-year anniversary of the Effective Date. The receipt by Intrexon of the full payment of the first installment of the Technology Access Fee is a condition subsequent to the effectiveness of this Agreement.

5.2                                        Royalty Payments for Collaboration Products.

(a)                                 No later than [***] ([***]) days after each calendar quarter in which there are positive aggregate Net Sales arising from the sale in the Field and Territory of Collaboration Products (but excluding Net Sales arising from any sale of Improved Products), OvaScience shall pay to Intrexon the Applicable Percentage (as defined below) of the aggregate Net Sales for such

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Collaboration Products (excluding Improved Products).  For purposes of clarity, in the event that there are negative Net Sales for a particular Collaboration Product (excluding Improved Products) in any calendar quarter, (i) neither OvaScience nor Intrexon shall owe any payments hereunder with respect to such Collaboration Product and (ii) any such negative Net Sales that results from Excess Product Liability Costs may be carried forward to future calendar quarters and offset against positive Net Sales in such future calendar quarters for the same Collaboration Product; provided, that, except as set forth in the preceding sentence, OvaScience shall not be permitted to carry forward any negative Net Sales to subsequent quarters.

(b)                                 The percentage royalty applicable to each Collaboration Product under Section 5.2(a) above (“Applicable Percentage”) shall have an initial rate of [***] percent ([***]%), which shall be adjusted downward as set forth in the subsections (i) through (iii) immediate below, as applicable.

(i)                                     In the event that Intrexon does not deliver to OvaScience an IND-Enabling Package for a Collaboration Product by the IND Due Date, the Applicable Percentage for such Collaboration Product shall decrease by (A) [***] ([***])  basis points (i.e., [***]%) for each [***] ([***]) day period between the IND Due Date and the date the IND-Enabling Package is actually received by OvaScience during the first [***] months after the IND Due Date, and (B) [***] ([***]) basis points (i.e., [***]%) for each [***] ([***]) day period thereafter until the IND-Enabling Package is actually received by OvaScience.

(ii)                                  In the event that the development and/or Commercialization of any Collaboration Product requires that OvaScience pay royalties to a Third Party, the Applicable Percentage shall decrease by [***] basis points (i.e., [***]%) for every [***] ([***])  basis points (i.e., [***]%) of royalty that is ultimately paid by OvaScience to such Third Party.

(iii)                               In no event shall Applicable Percentage applicable to any Collaboration Product (excluding an Improved Product) be reduced by application of Sections 5.2(b)(i) and/or 5.2(b)(ii) to be less than [***] percent ([***]%).

5.3                               Royalty Reduction for Failure to Deliver IND-Enabling Package. Notwithstanding the foregoing, the Applicable Percentage for a given Collaboration Product (excluding an Improved Product) shall be [***] percent ([***]%) in the event that OvaScience elects to pursue the development of such Collaboration Product by itself or with a Third Party because OvaScience reasonably concludes that (i) Intrexon cannot meet and shall materially exceed the IND Due Date, and (ii) pursuing the development without Intrexon will deliver an IND-Enabling Package materially faster than with Intrexon.

5.4                                        Payments for Improved Products.  No later than [***] ([***]) days after each calendar quarter in which there were COGS Savings realized by OvaScience (including permitted Affiliates and sublicensees thereof) from the sale of any Improved Product in the Field, OvaScience shall pay to Intrexon a royalty equal to [***] percent ([***]%) of the COGS Savings.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

5.5                                        Commercialization Milestone.  OvaScience shall pay Intrexon a milestone payment of [***] United States dollars ($[***]) in cash within three (3) months of the achievement of the Milestone Event.

5.6                               Equity Agreement Controls.  All issuances of equity interests to Intrexon in accordance with this Agreement shall be in accordance with the terms and conditions of the Equity Agreement, which Equity Agreement shall control to the extent it may conflict with Section 5.1 of this Agreement.

5.7                                        Method of Payment.  Payments due to Intrexon under this Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by Intrexon.  All references to “dollars” or “$” herein shall refer to United States dollars.

5.8                                        Payment Reports and Records Retention.  Within [***] ([***]) days after the end of each calendar quarter during which positive Net Sales or COGS Savings have been generated, a Milestone Event has been achieved, or a negative Net Sales has occurred, OvaScience shall deliver to Intrexon a written report that shall contain at a minimum for the applicable calendar quarter:

(a)                                 gross sales of each Collaboration Product (on a country-by-country basis);

(b)                                 itemized calculation of Net Sales of each Collaboration Product, showing all applicable deductions;

(c)                                  itemized calculation of COGS Savings, showing the calculation of COGS for the Existing Product prior to being improved under the OPC Program and the COGS calculation for the Improved Product (including any mutually agreed exclusions per Section 1.9);

(d)                                 the amount of any negative Net Sales of each Collaboration Product for the applicable calendar quarter, and any negative Net Sales amount carried forward from a prior quarter and applied during the present quarter (as per Section 5.2(a));

(e)                                  the amount of the payment (if any) due pursuant to each of Sections 5.2(a) through 5.2(c);

(f)                                   the amount of the payment (if any) made by OvaScience, or that has become due by the achievement of the Milestone Event, during the preceding calendar quarter under 5.3;

(g)                                 the amount of taxes, if any, withheld to comply with any applicable law; and

(h)                                 the exchange rates used in any of the foregoing calculations.

For [***] ([***]) years after (a) the sale or other commercial use of each Collaboration Product or Improved Product, or (b) the date on which OvaScience reports to Intrexon any component item OvaScience incorporated into its calculation of Net Sales, COGS, or COGS Savings,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

OvaScience shall keep (and shall ensure that its Affiliates shall keep and, if applicable, shall include in any agreement with a Third Party permitted sublicensee a covenant that shall provide that such (sub)licensees shall keep) complete and accurate records of such sales, commercial use, or component item in sufficient detail to confirm the accuracy of the payment calculations hereunder.

5.9                                        Audits.

(a)                                 Audit Rights of Intrexon.

(i)                                     Upon the written request of Intrexon, OvaScience shall permit an independent certified public accounting firm of internationally recognized standing selected by Intrexon, and reasonably acceptable to OvaScience, to have access to and to review, during normal business hours and upon not less than [***] ([***]) days prior written notice, the applicable records of OvaScience and its Affiliates to verify the accuracy and timeliness of the reports and payments made by OvaScience under this Agreement.  Such review may cover the records for sales made in any calendar year ending not more than [***] ([***]) years prior to the date of such request.  The accounting firm shall disclose to both Parties whether the payments made by OvaScience are accurate and the amount of any discrepancies.  Such audit may not be conducted more than once in any calendar year or more than once with respect to sales of a particular Collaboration Product or Improved Product in a particular period.

(ii)                                  If such accounting firm concludes that additional amounts were owed during such period, OvaScience shall pay additional amounts, with interest from the date originally due as set forth in Section 5.8, within [***] ([***]) days of receipt of the accounting firm’s written report.  If the amount of the underpayment is greater than [***] percent ([***]%) of the total amount actually owed for the period audited, then OvaScience shall in addition reimburse Intrexon for all costs related to such audit; otherwise, Intrexon shall pay all costs of the audit.  In the event of overpayment, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding calendar quarter(s).

(iii)                               Intrexon shall (i) treat all information that it receives under this Section 5.6 in accordance with the confidentiality provisions of Article 7 and (ii) cause its accounting firm to enter into an acceptable confidentiality agreement with OvaScience obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Intrexon to enforce its rights under this Agreement.

(b)                                 Audit Right of OvaScience. Intrexon shall keep complete and accurate books and financial records pertaining to the number of FTEs utilized, the applicable FTE Cost and external expenses incurred in conducting the OPC Program, which books and financial records shall be retained by Intrexon until [***] ([***]) years after the end of the calendar year to which they pertain.  Upon [***] ([***]) days written notice, OvaScience shall have the right to appoint at its expense an independent certified public accountant reasonably acceptable to Intrexon to audit the books and financial records of Intrexon relating to the number of FTEs utilized, the applicable FTE Cost and external expenses incurred in conducting the OPC Program

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

during any calendar year; provided, that, OvaScience shall not have the right to audit any calendar year more than once or more than [***] ([***]) years after the end of such calendar year or to conduct more than one such audit in any twelve-month period. All books and financial records made available for audit shall be deemed to be Confidential Information of Intrexon.  The results of each audit, if any, shall be reported in writing to both Parties promptly (but in no event later than [***] ([***]) days) after the audit and shall be binding on both Parties.  In the event there was an error relating to the reported FTEs utilized, the applicable FTE Cost and external expenses incurred in conducting the OPC Program, (a) if the effect of the error resulted in an overpayment by OvaScience, Intrexon shall promptly (but in any event no later than [***] ([***]) days) after Intrexon’s receipt of the report so concluding, make payment to OvaScience of the overpayment and (b) if the effect of the error resulted in an underpayment by OvaScience, then OvaScience shall promptly (but in no event later than [***] ([***]) days after OvaScience’s receipt of the report so concluding) make payment to Intrexon of the underpayment amount.  OvaScience shall bear the full cost of such audit unless such audit discloses an over reporting by Intrexon of more than [***] percent ([***]%) of the aggregate amount of FTE Costs and external expenses reportable in any calendar year, in which case Intrexon shall reimburse OvaScience for all reasonable costs incurred by OvaScience in connection with such audit.

5.10                                 Taxes.  The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any amounts payable hereunder.  OvaScience shall deduct or withhold from any payments any taxes that it is required by applicable law to deduct or withhold.  Notwithstanding the foregoing, if Intrexon believes that it is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to OvaScience or the appropriate governmental authority (with the assistance of OvaScience to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve OvaScience of its obligation to withhold tax, and OvaScience shall provide OvaScience with reasonable assistance so that Intrexon may obtain the reduced rate of withholding tax, or dispense with withholding tax, as the case may be.  If Intrexon provides OvaScience with evidence reasonably satisfactory to OvaScience that Intrexon is entitled to the reduced rate or to dispense with such rate, at least [***] ([***]) days prior to the time that the payment is due, OvaScience shall comply with such adjustment.  If, in accordance with the foregoing, OvaScience withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Intrexon proof of such payment within [***] ([***]) days following that latter payment.

5.11                                 Late Payments.  Any amount owed by OvaScience to Intrexon under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) [***] percent ([***]) per month, compounded, or (b) [***].

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 6

INTELLECTUAL PROPERTY

6.1                                        Ownership.

(a)                                 Subject to the license granted under Section 3.1, all rights, technology, and intellectual property, including the Intrexon IP, (A) Controlled by Intrexon as of the Effective Date, or (B) thereafter developed by Intrexon independent of the OPC Program and OvaScience Cell Platform Technology, shall be owned by and remain the sole property of Intrexon.

(b)                                 All rights, technology, and intellectual property (A) owned by OvaScience or licensed from a Third Party by OvaScience as of the Effective Date, or (B) thereafter developed by OvaScience independent of the OPC Program, Intrexon Channel Technology, Intrexon IP or Intrexon Materials, shall be owned by and remain the sole property of OvaScience (the “OvaScience Independent IP”).  For clarity, the OvaScience Independent IP includes the OvaScience Cell Platform Technology and OvaScience Patents.

(c)                                  OvaScience and/or Intrexon may solely or jointly conceive, reduce to practice or develop discoveries, inventions, processes, techniques, and other technology, whether or not patentable, in the course of performing the OPC Program (collectively “Inventions”).  Each Party shall promptly provide the IPC with a detailed written description of any such Inventions to enable the IPC to reasonably determine those Inventions that relate to the Field (or the JV Field, as applicable).  Inventorship shall be determined in accordance with United States patent laws.

(d)                                 OvaScience shall solely own all right, title and interest in all Inventions (together with all Patent rights and other intellectual property rights therein) that (i) incorporate or solely relate to use of the OvaScience Cell Platform Technology, and (ii) which is not based upon, does not incorporate, or does not require the use of, Intrexon IP, the Intrexon Channel Technology or Intrexon Materials (collectively, “OvaScience Platform Inventions”).  Intrexon hereby assigns and agrees to assign to OvaScience all of Intrexon’s interests in and to any and all OvaScience Cell Platform Inventions, and shall perform or have performed any and all acts reasonably necessary to assist OvaScience in perfecting its rights to any and all OvaScience Cell Platform Inventions, including executing or having executed any documents affecting the appropriate assignment to OvaScience.

(e)                                  Intrexon shall solely own all right, title and interest in all Inventions (together with all Patent rights and other intellectual property rights therein) that (i) (A) incorporate or solely relate to use of the Intrexon Channel Technology or (B) relate generally to the discovery, design and development of markers, cell processing techniques and lines, complex transgenes and vectors, and production processes, and (ii)  in any case, which is not based upon and does not incorporate or require the use of the OvaScience Cell Platform Technology (collectively, the “Channel-Related Program IP”).  OvaScience hereby assigns and agrees to assign to Intrexon all of OvaScience’s interests in and to any and all Channel-Related Program IP, and shall perform or have performed any and all acts reasonably necessary to assist Intrexon in perfecting its rights in and to any and all of the Channel-Related Program IP, including executing or having executed any documents affecting the appropriate assignment to Intrexon.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any discovery, invention, process, technique, or other technology, whether or not patentable, that is conceived, reduced to practice or developed by OvaScience solely or jointly through the use of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

the Intrexon Channel Technology, Intrexon IP, or Intrexon Materials in breach of the terms and conditions of this Agreement, together with all patent rights and other intellectual property rights therein, shall be solely owned by Intrexon and shall be Channel-Related Program IP.

(g)                                 All Information disclosed by Intrexon to OvaScience regarding Channel-Related Program IP shall be Confidential Information of Intrexon.  OvaScience shall be under appropriate written agreements with each of its employees, contractors, or agents working on the OPC Program, pursuant to which such person shall grant all rights in the Inventions to OvaScience (so that OvaScience may convey certain of such rights to Intrexon, as provided herein) and agree to protect all Confidential Information relating to the OPC Program.

(h)                                 Subject to the foregoing clauses of this Section 6.1, all Inventions (together with all Patent rights and other intellectual property rights therein) that (i) are neither Channel-Related Program IP nor OvaScience Platform Inventions, and (ii) relate solely and specifically to a combination of Intrexon Channel Technology and OvaScience Cell Platform Technology (collectively the “Joint Program Inventions”) shall be owned jointly by Intrexon and OvaScience in undivided one-half interests.

(i)                                    For clarity, the Parties’ joint ownership of the Joint Program Inventions does not by itself grant either Party rights in any other intellectual property of the other Party, and, except for the explicit licenses set forth in this Agreement (i) Intrexon is not permitted to use any OvaScience intellectual property (except as may be otherwise expressly granted by OvaScience) in the practice of Joint Program Inventions, and (ii) OvaScience is not permitted to use any Intrexon IP (except as may be otherwise expressly granted by Intrexon) in the practice of Joint Program Inventions.

(j)                                    Patent Disputes.  In the event the IPC is unable to reach agreement on any matter with respect to ownership of Patents under this Agreement, including with respect to the determination of inventorship under U.S. patent law, the issue shall be submitted to an outside patent counsel reasonably acceptable to the IPC who (and whose firm) is not at the time of the dispute, and was not at any time during the five (5) year period prior to such dispute, performing legal services for either of the Parties, and which did not, at any time, employ any member of the IPC.  Such patent counsel shall provide a non-binding opinion regarding the disputed matter, and the expenses of such outside patent counsel shall be shared equally by the Parties.  If, after obtaining such non-binding opinion, the Parties cannot resolve the dispute under this Section 6.1(j), the dispute resolution procedures of Article 11 will apply.

6.2                                        Patent Prosecution.

(a)                                 Intrexon shall have the sole right, but not the obligation, to (i) conduct and control the filing, prosecution and maintenance of the Intrexon Patents, and (ii) conduct and control the filing, prosecution, and maintenance of any applications for patent term extension and/or supplementary protection certificates that may be available as a result of the regulatory approval of any Collaboration Product. At the reasonable request of Intrexon, OvaScience shall cooperate with Intrexon in connection with such filing, prosecution, and maintenance, at Intrexon’s expense.  Under no circumstances shall OvaScience (i) file, attempt to file, or assist

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

anyone else in filing, or attempting to file, any Patent application, either in the United States or elsewhere, that claims or uses or purports to claim or use or relies for support upon an Intrexon Invention, (ii) use, attempt to use, or assist anyone else in using or attempting to use, the Intrexon Know-How, Intrexon Materials, or any Confidential Information of Intrexon to support the filing of a Patent application, either in the United States or elsewhere, that contains claims directed to the Intrexon IP, Intrexon Materials, or the Intrexon Channel Technology, or (iii) without prior approval of the IPC, file, attempt to file, or assist anyone else in filing, or attempting to file, any application for patent term extension or supplementary protection certificate, either in the United States or elsewhere, that relies upon the regulatory approval of a Collaboration Product.

(b)                                 OvaScience shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of any Patents claiming OvaScience Platform Inventions (“OvaScience Program Patents”) and any OvaScience Patents.  At the reasonable request of OvaScience, Intrexon shall cooperate with OvaScience in connection with such filing, prosecution, and maintenance, at OvaScience’s expense.

(c)                                  The Parties through the IPC shall reasonably cooperate, to the extent such cooperation can be done without substantially compromising any Patents of either Party, to develop a portfolio of Product-Specific Program Patents and Patents for Joint Program Inventions covering relevant Collaboration Products (and including any Improved Products).  Consistent with this Section 6.2(c), the IPC may establish protocols and procedures with respect to the cooperation of the Parties with respect to such, which shall include the right for a Party to request, in its discretion, that the other Party file at the requesting Party’s expense one or more continuation or divisional applications (as appropriate) for Patent for the express purpose of creating Product-Specific Program Patents or otherwise dividing Intrexon IP (including Channel-Related Program IP) and/or OvaScience Platform Inventions from Patents for Joint Program Inventions, which request shall be honored to the extent reasonable, permitted by applicable laws, and otherwise consistent with this Agreement.  During the Term, OvaScience shall have, the first right, but not the obligation, to conduct and direct the filing, prosecution and maintenance of any Patents for Joint Program Inventions consistent with any relevant strategies and determinations set forth by the IPC under the prior sentence with respect to such Patents and other Intrexon IP. To the extent that OvaScience exercises the rights to conduct and direct under the prior sentence, OvaScience shall (i) provide Intrexon in a timely manner with copies of all material correspondence regarding Joint Program Inventions to and from any foreign or domestic patent offices and patent prosecution counsel (including at a minimum any related drafts of patent applications, official responses, and other substantive communications and filings at least fifteen (15) days prior to any applicable deadline for review) for Intrexon review prior to filing; (ii) shall take into account any Intrexon comments or requests relating to relevant draft communications and filings and not submit such communications and filings without Intrexon approval and consent, such approval and consent not to be unreasonably delayed, withheld, or conditioned; (iii) keep Intrexon reasonably apprised regarding the status of any prior art searches, patentability analyses, draft patent applications, and other material information in the possession of OvaScience that would be reasonably useful to Intrexon in assessing the scope and status of such Patents for Joint Program Inventions or otherwise in preventing a loss of rights by Intrexon to any related Inventions that are Intrexon IP; (iv) provide Intrexon with reasonable advance notice if OvaScience decides to abandon (or otherwise not file for or pursue) any such Patents for

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Joint Program Inventions so as to enable Intrexon sufficient lead time to prevent an unwanted loss of rights by Intrexon to Intrexon IP, including allowing Intrexon to file on and prosecute Patents for such; (v) use qualified patent counsel reasonably acceptable to Intrexon; (vi) advise relevant OvaScience employees and agents as necessary to facilitate compliance with the obligations of this Section 6.2(c), including advising outside OvaScience patent counsel regarding the obligations of this sentence or any relevant protocols and procedures established by the IPC; and (vii) be solely responsible for all costs and expenses incurred by OvaScience in connection with the preparation, filing, prosecution and maintenance of Patents for Joint Program Inventions.  To the extent that OvaScience does not exercise the rights to conduct and direct under the prior sentence (including an abandonment under clause (iv) of the prior sentence), Intrexon shall have the option to assume the preparation, filing, prosecution and maintenance of Patents for Joint Program Inventions at its own discretion and expense, subject to Intrexon providing OvaScience in a timely manner with copies of all material correspondence regarding Joint Program Inventions to and from any foreign or domestic patent offices and patent prosecution counsel (including at a minimum any related drafts of patent applications, official responses, and other substantive communications and filings at least fifteen (15) days prior to any applicable deadline for review) for OvaScience comment and review prior to filing.  Intrexon and OvaScience shall reasonably cooperate in connection with such filing, prosecution, and maintenance under this Section 6.2(c), including with respect to executing and submitting and documents necessary to perfect the rights of the Parties.

(d)                                 As used in this Section 6.2(d), “Prosecuting Party” means Intrexon in the case of Intrexon Patents and OvaScience in the case of OvaScience Program Patents and Patents for Joint Program Inventions prosecuted by it pursuant to Section 6.2(c).  The Prosecuting Party shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the prosecution of the Intrexon Patents and OvaScience Program Patents, as applicable.  The Prosecuting Party shall:

(i)                                     regularly provide the other Party in advance with reasonable information relating to the Prosecuting Party’s prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities (it being understood that, to the extent that any such information is readily accessible to the public, the Prosecuting Party may, in lieu of directly providing copies of such information to such other Party, provide such other Party with sufficient information that will permit such other Party to access such information itself directly);

(ii)                                  consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same; provided, however, that if, within fifteen (15) days after providing any documents to the non-Prosecuting Party for comment, the Prosecuting Party does not receive any written communication from the non-Prosecuting Party indicating that it has or may have comments on such document, the Prosecuting Party shall be entitled to assume that the non-Prosecuting Party has no comments thereon;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(iii)                               consult with the non-Prosecuting Party before taking any action that would reasonably be expected to have a material adverse impact on the scope of claims within the Intrexon Patents and OvaScience Program Patents, as applicable.

(e)                                  Without limiting the obligations of confidentiality, non-use, and non-disclosure under this Agreement, neither Party shall file any application for Patent that includes the Confidential Information, including data, Inventions, and other Information, of the other Party without the prior written consent of the other Party, or will publish any Confidential Information of another party or make any reference to another party or its intellectual property or materials as used in connection with any Research Project and/or Project Plan without the prior written consent of the other Party.

6.3                                        Infringement of Patents by Third Parties.

(a)                                 Except as expressly provided in the remainder of this Section 6.3, Intrexon shall have the sole right to take appropriate action against any person or entity directly or indirectly infringing any Intrexon Patent (or asserting that an Intrexon Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action.

(b)                                 Notwithstanding the foregoing, OvaScience shall have the first right, but not the obligation, to take appropriate action to enforce Product-Specific Program Patents and/or Patents for Joint Program Inventions against any Infringement that in the reasonable judgment of OvaScience involves, or is reasonably expected to involve, a commercially material amount of allegedly infringing activities in the Field (“Field Infringement”) but not against any allegedly infringing activities in the JV Field, either by settlement or lawsuit or other appropriate action.  If OvaScience exercises the foregoing right, (i) Intrexon agrees to be named in any such action if required, and (ii) Ovascience agrees to provide Intrexon with a description of its basis for concluding that such Field Infringement exists.  If OvaScience fails to take the appropriate steps to enforce such against any Field Infringement within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 6.3(g) of such Field Infringement, then Intrexon shall have the right (but not the obligation), at its own expense, to enforce such Patents against such Field Infringement, either by settlement or lawsuit or other appropriate action.  If Intrexon exercises the foregoing right with respect to Patents for Joint Program Inventions, OvaScience agrees to be named in any such action if required.

(c)                                  With respect to any Field Infringement that cannot reasonably be abated through the enforcement of Patents pursuant to Section 6.3(b) but can reasonably be abated through the enforcement of Intrexon Patent(s) (other than the Product-Specific Program Patents or jointly-owned Patents for Joint Program IP), Intrexon shall be obligated to choose one of the following courses of action: (i) enforce one or more of the applicable Intrexon Patent(s) in a commercially reasonable manner against such Field Infringement, or (ii) [***]. To the extent OvaScience shall be entitled to a share of the Recovery a set forth in Section 6.3(f), Intrexon and OvaScience shall bear the costs and expenses of such enforcement equally.  The determination of which Intrexon Patent(s) to assert shall be made by Intrexon in its sole discretion; provided, however, that Intrexon shall consult in good faith with OvaScience on such determination.  For

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

the avoidance of doubt, Intrexon has no obligations under this Agreement to enforce any Intrexon Patents against, or otherwise abate, any Infringement that is not a Field Infringement.

(d)                                 In the event a Party pursues an action under this Section 6.3, the other Party shall reasonably cooperate with the enforcing Party with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at the enforcing Party’s expense (except with respect to an action under Section 6.3(c), where all costs and expenses will be shared equally in accordance with terms thereof).

(e)                                  OvaScience shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of Intrexon outside the Field (or in the JV Field) or adversely affects any Intrexon Patent (including any rights in a Patent for Joint Program Inventions) without Intrexon’s prior written consent, which consent shall not be unreasonably withheld.  Intrexon shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of OvaScience in the Field or adversely affects any Intrexon Patent (including any rights in a Patent for Joint Program Inventions) with respect to the Field without OvaScience’s prior written consent, which consent shall not be unreasonably withheld.

(f)                                   Except as otherwise agreed to by the Parties in writing, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 6.3 will be allocated first to the costs and expenses of the Party controlling such action, and second, to the costs and expenses (if any) of the other Party (to the extent not otherwise reimbursed), and any remaining amounts (the “Recovery”) will be shared by the Parties as follows:  In any action initiated by Intrexon pursuant to Section 6.3(a) that does not involve Field Infringement, or in any action initiated by Intrexon pursuant to Section 6.3(b), Intrexon shall retain one hundred percent (100%) of any Recovery.  In any action initiated by OvaScience pursuant to Section 6.3(b), OvaScience shall retain one hundred percent (100%) of any Recovery, but such Recovery shall be shared with Intrexon as Net Sales.  In any action initiated by Intrexon or OvaScience pursuant to Section 6.3(c), [***].

(g)                                 OvaScience shall promptly notify Intrexon of any suspected, alleged, threatened, or actual Infringement of which it becomes aware, and Intrexon shall promptly notify OvaScience of any suspected, alleged, threatened, or actual Field Infringement of which it becomes aware.

ARTICLE 7

CONFIDENTIALITY

7.1                                        Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(a)                                 was already known to the receiving Party and can be demonstrated by written records, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)                                  was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

The foregoing non-use and non-disclosure obligation shall continue (i) indefinitely, for all Confidential Information that qualifies as a trade secret under applicable law; or (ii) for the Term of this Agreement and for seven (7) years thereafter, in all other cases.

7.2                                        Authorized Disclosure.  Notwithstanding the limitations in this Article 7, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such request or demand for disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b)                                 to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval, of Collaboration Products, Improved Products, or any products being developed by Intrexon or its other licensees and/or channel partners or collaborators to the extent Intrexon has a right to so use such Confidential Information under Sections 4.3 and/or 10.4, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c)                                  disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be);

(d)                                 disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents (such as CROs and clinical investigators) who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7; and

(e)                                  disclosure of the terms of this Agreement by either Party to collaborators and other channel partners or collaborators who agree to be bound by obligations of confidentiality, intellectual ownership and assignment, and non-use at least equivalent in scope to those set forth in this Article 7.

7.3                                        Publicity; Publications.  The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of a press release (the form of which shall be mutually agreed to by the Parties) and/or the filing of a Form 8-K by one or both of the Parties (to the extent required by relevant laws or regulations relating to required disclosure of material information to public markets and/or the SEC).  Each Party will provide the other Party with the opportunity to review and comment, prior to submission or presentation, on external reports, securities filings, publications and presentations (e.g., press releases, reports to government agencies, abstracts, posters, manuscripts and oral presentations) that refer to this Agreement, the OPC Program, Collaboration Products, Improved Products, or programs that are approved by the JSC.  For such reports, publications, and presentations, the disclosing Party will provide the other Party at least fifteen (15) calendar days for review of the proposed submission or presentation.  In the case of a Form 8-K filing, such shall be provided to the non-filing Party by the filing party as soon as practicable prior to filing for review and comment.  For reports and manuscripts, the disclosing Party will provide the other Party at least thirty (30) days for review of the report or manuscript.  The presenting Party will act in good faith to incorporate the comments of the other Party and shall, in any event, redact any Confidential Information of the other Party and cooperate with the other Party to postpone such submissions or presentations if necessary to provide the other Party with sufficient time to prepare and file any related Patent applications before the submission or presentation occurs, as appropriate.

7.4                                        Terms of the Agreement.  Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, subject to the exceptions set forth in Section 7.2.  Notwithstanding the foregoing, each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC, either as of the Effective Date or at some point during the Term.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to it.  In the event of any such filing, the filing Party shall provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  The other Party shall promptly provide any such comments.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

7.5                                        Proprietary Information and Operational Audits.

(a)                                 For the purpose of confirming compliance with the Field-limited licenses granted in Article 3, the diligence obligations of Article 4, and the confidentiality obligations under Article 7, OvaScience acknowledges that Intrexon’s authorized representative(s), during regular business hours may (i) examine and inspect OvaScience’s facilities and (ii) inspect all data and work products relating to this Agreement, subject to restrictions imposed by applicable laws.  Any examination or inspection hereunder shall require five (5) business days written notice from Intrexon to OvaScience.  OvaScience will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Intrexon for the aforementioned compliance review.  Intrexon may not request and examination or inspection under this Section 7.5(a)  more than once per year except if Intrexon has reasonable belief, upon inquiry, that OvaScience is in material non-compliance with the Field-limited licenses granted in Article 3, the diligence obligations of Article 4, and/or the confidentiality obligations under Article 7.  If Intrexon provides notice under this Section 7.5(a) less than one (1) year from its last examination or inspection hereunder, Intrexon must provide written basis in such notice for its reasonable belief of material non-compliance.

(b)                                 For the purpose of confirming compliance with the diligence obligations of Section 4.5, and the confidentiality obligations under Article 7, Intrexon acknowledges that OvaScience authorized representative(s), during regular business hours may (i) examine and inspect Intrexon’s facilities and (ii) inspect all data and work products relating to this Agreement.  Any examination or inspection hereunder shall require five (5) business days written notice from OvaScience to Intrexon.  Intrexon will make itself and the pertinent employees and/or agents available, on a reasonable basis, to OvaScience for the aforementioned compliance review.  OvaScience may not request and examination or inspection under this Section 7.5(b)  more than once per year except if OvaScience has reasonable belief, upon inquiry, that Intrexon is in material non-compliance with the diligence obligations of Section 4.5 and/or the confidentiality obligations under Article 7.  If OvaScience provides notice under this Section 7.5(a) less than one (1) year from its last examination or inspection hereunder, OvaScience must provide written basis in such notice for its reasonable belief of material non-compliance.

(c)                                  In view of the Intrexon Confidential Information, Intrexon Know-How, and Intrexon Materials transferred to OvaScience hereunder, Intrexon from time-to-time, but no more than quarterly, may request that OvaScience confirm the status of the Intrexon Materials at OvaScience (i.e. how much used, how much shipped, to whom and any unused amounts destroyed (by whom, when) as well as any amounts returned to Intrexon or destroyed).  Within ten (10) business days of OvaScience’s receipt of any such written request, OvaScience shall provide the written report to Intrexon.

7.6                                        Intrexon Commitment.  Intrexon shall use reasonable efforts to obtain an agreement with its other licensees and channel partners or collaborators to enable OvaScience to disclose confidential information of such licensees and channel partners or collaborators to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval of, Collaboration Products, in a manner consistent with the provisions of Section 7.2(b).

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1                                        Representations and Warranties of OvaScience.  OvaScience hereby represents and warrants to Intrexon that, as of the Effective Date:

(a)                                 Corporate Power.  OvaScience is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)                                 Due Authorization.  OvaScience is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on OvaScience’s behalf has been duly authorized to do so by all requisite corporate action.

(c)                                  Binding Agreement.  This Agreement is a legal and valid obligation binding upon OvaScience and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.  The execution, delivery and performance of this Agreement by OvaScience does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.  OvaScience is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

8.2                                        Representations and Warranties of Intrexon.  Intrexon hereby represents and warrants to OvaScience that, as of the Effective Date:

(a)                                 Corporate Power.  Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)                                 Due Authorization.  Intrexon is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

(c)                                  Binding Agreement.  This Agreement is a legal and valid obligation binding upon Intrexon and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.  The execution, delivery and performance of this Agreement by Intrexon does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Intrexon is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d)                                 Additional Intellectual Property Representations.

(i)                                     Intrexon possesses sufficient rights to enable Intrexon to grant all rights and licenses it purports to grant to OvaScience with respect to the Intrexon Patents under this Agreement;

(ii)                                  The Intrexon Patents existing as of the Effective Date constitute all of the Patents Controlled by Intrexon as of such date that are necessary for the development, manufacture and Commercialization of Collaboration Products;

(iii)                               Intrexon has not granted, and during the Term Intrexon will not grant, any right or license, to any Third Party under the Intrexon IP that conflicts with the rights or licenses granted or to be granted to OvaScience hereunder;

(iv)                              There is no pending litigation, and Intrexon has not received any written notice of any claims or litigation, seeking to invalidate or otherwise challenge the Intrexon Patents or Intrexon’s rights therein;

(v)                                 None of the Intrexon Patents is subject to any pending re-examination, opposition, interference or litigation proceedings;

(vi)                              All of the Intrexon Patents have been filed and prosecuted in accordance with all Applicable Laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid;

(vii)                           Intrexon has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of Intrexon IP, providing Intrexon, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment or contract by Intrexon (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to OvaScience herein), and Intrexon is not aware that any of its employees or consultants is in material violation thereof;

(viii)                        To Intrexon’s knowledge, there is no infringement, misappropriation or violation by Third Parties of any Intrexon Channel Technology or Intrexon IP in the Field;

(ix)                              There is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others against Intrexon that Intrexon infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Intrexon Channel Technology or Intrexon IP, and Intrexon has not received any written notice of such claim;

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(x)                                 To Intrexon’s knowledge, no employee of Intrexon is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Intrexon or actions undertaken by the employee while employed with Intrexon and (B) where such violation is relevant to the use of the Intrexon Channel Technology in the Field;

(xi)                              None of the Intrexon Patents owned by Intrexon or its Affiliates, and, to Intrexon’s knowledge, the Intrexon Patents licensed to Intrexon or its Affiliates, have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intrexon Patents; and

(xii)                           Except as otherwise disclosed in writing to OvaScience, Intrexon:  (A) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by Intrexon in the Field (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would, individually or in the aggregate, result in a material adverse effect on the rights granted to OvaScience hereunder or Intrexon’s ability to perform its obligations hereunder; (C) possesses all material Authorizations necessary for the operation of its business in the Field and such Authorizations are valid and in full force and effect and Intrexon is not in material violation of any term of any such Authorizations; and (D) since January 1, 2011, (1) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit investigation or proceeding; (2) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (3) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (4) has not, either voluntarily or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Intrexon’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

except, in each of (ix) through (xii), for any instances which would not, individually or in the aggregate, result in a material adverse effect on the rights granted to OvaScience hereunder or Intrexon’s ability to perform its obligations hereunder.

8.3                                        Warranty Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 8, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9

INDEMNIFICATION

9.1                                        Indemnification by Intrexon.  Intrexon agrees to indemnify, hold harmless, and defend OvaScience and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “OvaScience Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from (a) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents, (b) the use, handling, storage or transport of Intrexon Materials by or on behalf of Intrexon or its Affiliates, licensees (other than OvaScience) or sublicensees; or (c) the breach by Intrexon of any representation, warranty or covenant in this Agreement.  Notwithstanding the foregoing, Intrexon shall not have any obligation to indemnify the OvaScience Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of OvaScience or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a breach by OvaScience of a representation, warranty, or covenant of this Agreement.

9.2                                        Indemnification by OvaScience.  OvaScience agrees to indemnify, hold harmless, and defend Intrexon, its Affiliates and Third Security, and their respective directors, officers, employees, and agents (and any Third Parties which have licensed to Intrexon intellectual property rights within Intrexon IP on or prior to the Effective Date, to the extent required by the relevant upstream license agreement) (collectively, the “Intrexon Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following:  (a) the gross negligence or willful misconduct of OvaScience or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Intrexon Materials by or on behalf of OvaScience or its Affiliates, licensees, or sublicensees; (c) the

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

breach by OvaScience of any material representation, warranty or covenant in this Agreement; or (d) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any Collaboration Product or Improved Product by or on behalf of OvaScience or its Affiliates, licensees, or sublicensees.  Notwithstanding the foregoing, OvaScience shall not have any obligation to indemnify the Intrexon Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Intrexon of a representation, warranty, or covenant of this Agreement.

9.3                                        Product Liability Claims.  Notwithstanding the provisions of Section 9.2, any Losses arising out of any Claim covered by Section 9.2(d) that exceed the amount (if any) covered by the applicable Party’s product liability insurance (“Excess Product Liability Costs”), shall be paid by [***], except to the extent such Losses arise out of any Third-Party Claim based on the gross negligence or willful misconduct of a Party, its Affiliates, or its Affiliates’ sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under this Agreement.

9.4                                        Control of Defense.  As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 9 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim.  If such Claim falls within the scope of the indemnification obligations of this Article 9, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party.  The indemnified Party shall cooperate with the indemnifying Party in such defense.  The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim.  The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld.  The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

9.5                                        Insurance.  Immediately prior to, and during marketing of Collaboration Products or Improved Products, OvaScience shall maintain in effect and good standing a product liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry.  Immediately prior to, and during the conduct of any clinical trials, OvaScience shall maintain in effect and good standing a clinical trials liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry.  At Intrexon’s reasonable request, OvaScience shall provide Intrexon with all details regarding such policies, including without limitation copies of the applicable liability insurance contracts.  OvaScience shall use reasonable efforts to include Intrexon as an additional insured on any such policies.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 10

TERM; TERMINATION

10.1                                 Term.  The term of this Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 10.2 or 10.3 (the “Term”).

10.2                                 Termination for Material Breach; Termination under Section 4.4(b)

(a)                                 Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

(b)                                 Intrexon shall have the right to terminate this Agreement, at its sole discretion, if the Technology Access Fee has not been paid in accordance with Section 5.1 (including the obtaining of any necessary shareholder, member, exchange, and/or board of director approvals of OvaScience and issuance of shares per the Equity Agreement should OvaScience elect to issue stock to Intrexon under Section 5.1).

(c)                                  Intrexon shall have the right to terminate this Agreement under the circumstances set forth in Section 4.4(b) upon written notice to OvaScience, such termination to become effective sixty (60) days following such written notice unless OvaScience remedies the circumstances giving rise to such termination within such sixty (60) day period.

(d)                                 Intrexon shall have the right to terminate this Agreement should OvaScience execute any purported assignment of this Agreement contrary to the prohibitions in Section 12.8, such termination occurring upon Intrexon providing written notice to OvaScience and becoming effective immediately upon such written notice.

10.3                                 Termination by OvaScience.  OvaScience shall have the right to voluntarily terminate this Agreement in its entirety upon ninety (90) days written notice to Intrexon at any time.

10.4                                 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.2 or Section 10.3, the following shall apply:

(a)                                 Retained Products.  OvaScience (including any Product Sublicensees) shall be permitted to continue the clinical development and Commercialization in the Field (but not the JV Field) of any product resulting from the OPC Program that, at the time of any termination satisfies at least one of the following criteria (a “Retained Product”):

(i)                                     the particular product is an Improved Product,

(ii)                                  the particular product is a Collaboration Product that is being sold by OvaScience (or, as may be permitted under this Agreement, its Affiliates and, if applicable, (sub)licensees) triggering profit sharing payments therefor under Section 5.2(a) or (b) of this

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Agreement,

(iii)                               the particular product is a Collaboration Product that has received regulatory approval,

(iv)                              the particular product is a Collaboration Product that is the subject of an application for regulatory approval in the Field (but not the JV Field) that is pending before the applicable regulatory authority,

(v)                                 the particular product is a Collaboration Product that is the subject of an effective IND,

(vi)                              the particular product is a Collaboration Product that is the subject of an ongoing pivotal animal model efficacy study established by the JSC as being the final pre-clinical animal study prior to preparation and submission of an IND, and such study is reasonably expected to supply all remaining information and data sufficient for successful submission of such IND, or

(vii)                           the particular product is an OvaTure Product.

(b)                                 Such right to continue development and Commercialization shall be subject to OvaScience’s full compliance with the payment provisions in Article 5, a continuing obligation for OvaScience to use in accord with Sections 4.4(a) and 4.4(c) Diligent Efforts to develop and Commercialize any Retained Products, and all other provisions of this Agreement that survive termination.

(c)                                  Termination of Licenses.  Except as necessary for OvaScience to continue to obtain regulatory approval for, develop, use, manufacture and Commercialize the Retained Products in the Field as permitted by Section 10.4(a), all rights and licenses granted by Intrexon to OvaScience under this Agreement shall terminate and shall revert to Intrexon without further action by either Intrexon or OvaScience.  OvaScience’s license with respect to Retained Products shall be exclusive or non-exclusive, as the case may be, on the same terms as set forth in Section 3.1.

(d)                                 Reverted Candidates/Products.  Any Collaboration Product that does not qualify as a Retained Product under Section 10.4(a) shall be referred to herein as the “Reverted Candidates/Products.”  OvaScience shall immediately cease, and shall cause its Affiliates and, if applicable, (sub)licensees to immediately cease, all development and Commercialization of the Reverted Candidates/Products, and OvaScience shall not use or practice, nor shall it cause or permit any of its Affiliates or, if applicable, (sub)licensees to use or practice, directly or indirectly, any Intrexon IP with respect to the Reverted Candidates/Products.  OvaScience shall immediately discontinue making any representation regarding its status as a licensee or channel collaborator of Intrexon with respect to the Reverted Candidates/Products.

(e)                                  Intrexon Materials.  OvaScience shall promptly return, or at Intrexon’s request, destroy, any Intrexon Materials in OvaScience’s possession or control at the time of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

termination other than any Intrexon Materials necessary for the continued development, regulatory approval, use, manufacture and Commercialization of the Retained Products in the Field.

(f)                                   Licenses to Intrexon.  OvaScience is automatically deemed to grant to Intrexon a worldwide, fully paid, royalty-free, exclusive (even as to OvaScience and its Affiliates), irrevocable, license (with full rights to sublicense) under the OvaScience Termination IP, to make, have made, import, use, offer for sale and sell Reverted Candidates/Products, subject to any exclusive rights held by OvaScience in Reverted Candidates/Products pursuant to Section 10.4(c).  The Parties shall also take such actions and execute such other instruments and documents as may be reasonably necessary to document such license to Intrexon.

(g)                                 Regulatory Filings.  OvaScience shall promptly assign to Intrexon, and will provide full copies of, all regulatory approvals and regulatory filings that relate specifically and solely to Reverted Candidates/Products.  OvaScience shall also take such actions and execute such other instruments, assignments and documents as may be necessary to affect the transfer of rights thereunder to Intrexon.  To the extent that there exist any regulatory approvals and regulatory filings that relate both to Reverted Candidates/Products and other products, OvaScience shall provide copies of the portions of such regulatory filings that relate to Reverted Candidates/Products and shall reasonably cooperate to assist Intrexon in obtaining the benefits of such regulatory approvals with respect to the Reverted Candidates/Products.

(h)                                 Data Disclosure.  OvaScience shall provide to Intrexon copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of OvaScience or its Affiliates to the extent that they relate specifically to Reverted Candidates/Products, within sixty (60) days of such termination unless otherwise agreed, and Intrexon shall have the right to use any such Information solely in developing and commercializing Reverted Candidates/Products and to license any Third Parties to do so.

(i)                                    Third Party Licenses.  At Intrexon’s request, OvaScience shall promptly provide to Intrexon copies of all Third Party agreements under which OvaScience or its Affiliates obtained a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture and/or commercialization of the Reverted Candidates/Products.  At Intrexon’s request, OvaScience shall use reasonable commercial efforts to promptly work with Intrexon to either, as appropriate (i) assign to Intrexon the Third Party agreement(s), or (ii) grant a sublicense (with an appropriate scope) to Intrexon under the Third Party agreement(s).  Thereafter Intrexon shall be fully responsible for all obligations due for its actions under the sublicensed or assigned Third Party agreements.  .

(j)                                    Remaining Materials.  At the request of Intrexon, OvaScience shall transfer to Intrexon any quantities of Reverted Product (including final products or work-in-process) in the possession of OvaScience or its Affiliates.  OvaScience shall transfer to Intrexon all such quantities of Reverted Candidates/Products without charge, except that Intrexon shall pay the reasonable costs of processing and shipping.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

(k)                                 Third Party Vendors.  At Intrexon’s request, OvaScience shall promptly provide to Intrexon copies of all agreements between OvaScience or its Affiliates and Third Party suppliers, vendors, or distributors that relate solely to the supply, sale, or distribution of Reverted Candidates/Products in the Territory.  At Intrexon’s request, OvaScience shall with respect to such Third Party agreements relating solely to the applicable Reverted Candidates/Products and permitting assignment, promptly assign (or cause to be assigned), such agreements to Intrexon.  .  For the avoidance of doubt, Intrexon shall have no obligation to assume any of OvaScience’s obligations under any Third Party agreement.

(l)                                    Commercialization.  Nothing in this Agreement shall be deemed to limit the right of Intrexon to develop and commercialize the Reverted Candidates/Products itself or with one or more Third Parties, and/or to take any such actions in connection with such activities as Intrexon (or its designee), at its discretion, deems appropriate.

(m)                             Confidential Information.  Each Party shall promptly return, or at the other Party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination; provided, however, that each Party shall be permitted to retain (i) a single copy of each item of Confidential Information of the other Party in its confidential legal files for the sole purpose of monitoring and enforcing its compliance with Article 7, (ii) Confidential Information of the other Party that is maintained as archive copies on the recipient Party’s disaster recovery and/or information technology backup systems, or (iii) Confidential Information of the other Party necessary to exercise such Party’s rights in Retained Products (in the case of OvaScience) or Reverted Candidates/Products (in the case of Intrexon). The recipient of Confidential Information shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 10.4(l).

(n)                                 The second installment payment of the Technology Access Fee as set forth in Section 5.1 will not be due to Intrexon if (A) OvaScience terminates this Agreement in accord with the above Section 10.2(a) due to an uncured material breach by Intrexon, and (B) such termination is effective prior to the one-year anniversary of the Effective Date.

(o)                                 Any Product Sublicensee that is not itself in material breach of its applicable Product Sublicense (including any terms of this Agreement to which to they are required to comply via such Product Sublicense), may upon any termination of this Agreement have the right to obtain upon request to Intrexon in writing a direct license from Intrexon under the terms and conditions of the Product Sublicense, provided, however, that Intrexon may refuse, in its reasonable discretion, to grant such a direct license to any Product Sublicensee that is an Affiliate of any other entity (including OvaScience, its Affiliates, or its sublicensee) that is itself in material breach.

10.5                                 Surviving Obligations.  Termination or expiration of this Agreement shall not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of OvaScience to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination.  The following portions of this Agreement shall survive termination or expiration of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

this Agreement:  Sections 3.1 (as applicable with respect to 10.4(b)), 5.2-5.11, 6.1, 6.2 (with subsection (c) surviving only to the extent relating to Intrexon Patents that are relevant to Retained Products that, to Intrexon’s knowledge, are being developed or Commercialized at such time, if any), 7.1, 7.2, 7.4, 7.5, 10.4, and 10.5; Articles 9, 11, and 12; and any relevant definitions in Article 1.  Further, Article 7 and Sections 4.4(a), 4.4(c), 5.2 through 5.11, and 9.5 will survive termination of this Agreement to the extent there are applicable Retained Products.

ARTICLE 11

DISPUTE RESOLUTION

11.1                                 Disputes.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from a Committee), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party.  If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 11.2.  For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.4.

11.2                                 Arbitration.  Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 11.1 shall, subject to Section 11.10, be settled by binding “baseball arbitration” as follows.  Either Party, following the end of the thirty (30) day period referenced in Section 11.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party, with the arbitration to be held in the state where the other Party’s principal office is located (or some other place as may be mutually agreed by the Parties).  Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements.  If the Parties cannot agree on a single arbitrator within fifteen (15) days of request by a Party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select within ten (10) days of their appointment a third arbitrator meeting the foregoing criteria.  Within fifteen (15) days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party)

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

and a memorandum (the “Support Memorandum”) in support thereof.  The Parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time.  Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator(s) (with a copy to the other Party) a response to the other Party’s Support Memorandum.  Neither Party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms.  Within sixty (60) days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement.  The decision of the arbitrator(s) shall be final, binding, and unappealable.  For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

11.3           Governing Law.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.4           Award.  Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 11.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 11, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s).  With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages.  The only damages recoverable under this Agreement are direct compensatory damages.

11.5           Costs.  Each Party shall bear its own legal fees.  The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.

11.6           Injunctive Relief.  Nothing in this Article 11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  Specifically, the Parties agree that a material breach by either Party of its obligations in Section 3.5 or Article 7 of

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy.  Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 3.5 or Article 7, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, without bond, and (b) such other and further equitable relief as the court may deem proper under the circumstances.  For the avoidance of doubt, nothing in this Section 11.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 10.2.

11.7           Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

11.8           Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

11.9           Jurisdiction.  For the purposes of this Article 11, the Parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 11 and for enforcing the agreements reflected in this Article 11 and agree not to commence any action, suit or proceeding related thereto except in such courts.

11.10         Patent Disputes.  Notwithstanding any other provisions of this Article 11, and subject to the provisions of Section 6.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Intrexon Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.

ARTICLE 12

GENERAL PROVISIONS

12.1           Use of Name.  No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement, except that (a) either Party may use the name of the other Party as required by law or regulation and in press releases accompanying quarterly and annual earnings reports approved by the issuer’s Board of Directors, and (b) OvaScience may use the Intrexon Trademarks in accord with licenses and restrictions set forth herein.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

12.2           LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 7

12.3           Independent Parties.  The Parties are not employees or legal representatives of the other Party for any purpose.  Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.  This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

12.4           Notice.  All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All such communications shall be sent to the address or facsimile number set forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Intrexon:	Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, MD 20876 Attention: Chief Legal Officer email: dlehr@intrexon.com

If to OvaScience:	OvaScience, Inc. 215 First Street Suite 240 Cambridge, MA 02142 Attention: Chief Executive Officer email: mdipp@ovascience.com

12.5           Severability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

12.6           Waiver.  Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

12.7           Entire Agreement; Amendment.  This Agreement, including any exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (including any prior confidentiality agreement between the Parties).  All information of Intrexon or OvaScience to be kept confidential by the other Party under any prior confidentiality agreement, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in Article 7 of this Agreement.  This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.8           Non-assignability; Binding on Successors.  Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets to which this Agreement relates, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties.  Notwithstanding the foregoing, in the event that either Party assigns this Agreement to its successor in interest by way of merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets to which this Agreement relates (whether this Agreement is actually assigned or is assumed by such successor in interest or its affiliate by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of such successor in interest or any of its Affiliates other than those licensed in this Agreement shall be automatically excluded from the rights licensed to the other Party under this Agreement.

12.9           Force Majeure.  Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

12.10         No Other Licenses.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

12.11         Non-Solicitation. During the Term and for a period of one (1) year following the end of the Term, neither OvaScience nor Intrexon may directly or indirectly solicit in order to offer to employ, engage in any discussion regarding employment with, or hire any employee of the other Party or an individual who was employed by the other party within one (1) year prior to such solicitation, discussion, or hire, without the prior approval of such other Party.  General

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

employment solicitations or advertisements shall not be considered direct or indirect solicitations, and are not prohibited under this Agreement.

12.12         Legal Compliance.  The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

12.13         Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile, PDF, or other means of electronic communication), each of which taken together will constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

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Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive Channel Collaboration Agreement.

INTREXON CORPORATION		OVASCIENCE, INC.

By:	/s/ Donald P. Lehr	By:	/s/ Michelle Dipp

Name: Donald P. Lehr		Name: Michelle Dipp, M.D., Ph.D.

Title: Chief Legal Officer		Title: President and Chief Executive Officer

SIGNATURE PAGE TO DIRECT EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1

Example of Calculation of COGS

[***]

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1-1

CONFIDENTIAL TREATMENT REQUESTED

Schedule 2

Description of Existing Product

The Existing Product, developed by OvaScience under the trade name AUGMENTSM, is a product designed to improve egg quality and increase the success of in vitro fertilization.  Mitochondria from the woman’s own OPCs are removed and added to her egg during in vitro fertilization. The product described above includes, but is not limited to, the technology described in United States patent application serial number [***].

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2-1